Exhibit 10.1

$85,000,000

CREDIT AGREEMENT

Dated as of September 30, 2005

among

DUFF & PHELPS, LLC, as Borrower

DUFF & PHELPS ACQUISITIONS, LLC, as one of the Guarantors

THE LENDERS AND L/C ISSUERS PARTY HERETO

and

GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent and Collateral Agent

and

LASALLE BANK NATIONAL ASSOCIATION,
as Syndication Agent

GE CAPITAL MARKETS, INC.,
as Sole Lead Arranger and Bookrunner

i

Section 11.19	Use of Name	98
Section 11.20	Non-Public Information; Confidentiality	98
Section 11.21	Patriot Act Notice	98

SCHEDULES

Schedule I	–	Commitments
Schedule II	–	Addresses for Notices
Schedule III	–	Consolidated EBITDA

Schedule 4.2	–	Consents
Schedule 4.3	–	Ownership of Borrower and Subsidiaries
Schedule 4.12	–	Labor Matters
Schedule 4.13	–	List of Plans
Schedule 4.14	–	Environmental Matters
Schedule 4.15	–	Intellectual Property
Schedule 4.16	–	Real Property
Schedule 8.1	–	Existing Indebtedness
Schedule 8.2	–	Existing Liens
Schedule 8.3	–	Existing Investments

EXHIBITS

Exhibit A	–	Form of Assignment
Exhibit B	–	Form of Note
Exhibit C	–	Form of Notice of Borrowing
Exhibit D	–	Form of Swingline Request
Exhibit E	–	Form of L/C Request
Exhibit F	–	Form of Notice of Conversion or Continuation
Exhibit G	–	Form of Compliance Certificate
Exhibit H	–	Form of Guaranty and Security Agreement

v

This CREDIT AGREEMENT, dated as of September 30, 2005, is entered into among DUFF & PHELPS, LLC, a Delaware limited liability company (the “Borrower”), DUFF & PHELPS ACQUISITIONS, LLC, a Delaware limited liability company (“Holdings”), the Lenders (as defined below), the L/C Issuers (as defined below) and GENERAL ELECTRIC CAPITAL CORPORATION (“GE Capital”), as administrative agent and collateral agent for the Lenders and the L/C Issuers (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”), and LaSalle Bank National Association, as syndication agent (the “Syndication Agent”).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1                                      Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Acquired Company” means the business unit referred to as Corporate Value Consulting, a division of The Standard & Poor’s Corporation, a wholly-owned subsidiary of The McGraw-Hill Companies, Inc.

“Acquisition” means the acquisition of all or substantially all of the assets of the Acquired Company and its Subsidiaries pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement” means the agreement for the purchase and sale of assets dated as of September 15, 2005 by and between the Borrower and The McGraw-Hill Companies, Inc.

“Affected Lender” has the meaning specified in Section 2.18(a).

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that in no event shall a Secured Party be deemed an Affiliate of the Borrower solely by virtue of holding Obligations. For purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” means this Credit Agreement.

“Applicable Margin” means, with respect to Revolving Loans, Swing Loans and Term Loans, a percentage equal to the percentage set forth below:

APPLICABLE MARGINS	BASE RATE LOANS	LIBO RATE LOANS
Revolving Credit Facility	1.75%	2.75%
Term Loan	1.75%	2.75%

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any prospective assignee thereof and accepted by the Administrative Agent and, to the extent required by this Agreement, consented to by the Borrower (such consent not to be unreasonably withheld), in substantially the form of Exhibit A.

“Assumed Tax Rate” means, for any taxable year, the highest marginal effective rate of federal, state and local income tax applicable to an individual resident in New York, New York (or, if higher, a corporation doing business in New York, New York), taking into account the deductibility of state and local taxes.

“Base Rate” means, at any time, a rate per annum equal to the higher of (a) the rate last quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent) and (b) the sum of 0.5% per annum and the Federal Funds Rate.

“Base Rate Loan” means any Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Group Member incurs or otherwise has any obligation or liability which is reasonably likely to be incurred, contingent or otherwise.

“Borrowing” means a borrowing consisting of Loans (other than Swing Loans and Loans deemed made pursuant to Section 2.3 or 2.4) made in one Facility on the same day by the Lenders according to their respective Commitments under such Facility.

“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of any LIBO Rate or LIBO Rate Loan or any funding, conversion, continuation, Interest Period or payment of any LIBO Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures, whether or not made through the incurrence of Indebtedness, by such Person and its Subsidiaries during such period for the acquisition, leasing (pursuant to a Capital Lease), construction, replacement, repair, substitution or improvement of fixed or capital assets or additions to equipment, in each case required to be capitalized under GAAP on a Consolidated balance sheet of such Person, excluding (a) interest capitalized during construction, (b) any expenditure to the extent, for purpose of the definition of Permitted Acquisition, such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Permitted Acquisition consummated during or prior to such period and (c) any expenditure that is part of a Permitted Reinvestment.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateral Account” means a deposit account or securities account in the name of the Borrower and under the control (as defined in the applicable UCC) of the Administrative Agent and (a) in the case of a deposit account, from which, during the continuance of any Event of Default, the Borrower may not make withdrawals except as permitted by the Administrative Agent and (b) in the case of a securities account, with respect to which the Administrative Agent shall be the entitlement holder and, during the continuance of any Event of Default, the only Person authorized to give entitlement orders with respect thereto.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.

“Cash on Hand” means, with respect to any Person as of any date of determination, cash on hand of such Person and its Subsidiaries on a Consolidated basis on such date (to the extent free of Liens other than rights of offset of the applicable depository bank or securities intermediary and other than Liens in favor of the Administrative Agent) less an amount equal to the aggregate amounts accrued and unpaid as of such date in respect of incentive bonuses to employees; provided, however, that in no event shall Cash on Hand be less than zero.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Change of Control” means the occurrence of any of the following:  (a) the Permitted Investors shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings (determined on a fully diluted basis), (b) any Permitted Investor shall cease to own and control legally and beneficially at least 50% of the Stock of the Holdings beneficially owned and controlled by such Permitted Investor on the Closing Date, (c) Holdings shall cease to own and control legally and beneficially all of the Voting Stock of the Borrower, or (d) a “Change of Control” or any term of similar effect, as defined in any document governing Indebtedness of any Group Member having a principal amount in excess of $5,000,000 shall occur.

“Class C Holdings” means D&P Class C Holdings LLC, a Delaware limited liability company.

“Class C Units” means Units having the rights and obligations specified with respect to “Class C Units” in the Holdings LLC Agreement as in effect on the date hereof.

“Class D Units” means Units having the rights and obligations specified with respect to “Class D Units” in the Holdings LLC Agreement as in effect on the date hereof.

“Class E Units” means Units having the rights and obligations specified with respect to “Class E Units” in the Holdings LLC Agreement as in effect on the date hereof.

“Closing Date” means the first date on which any Loan is made or any Letter of Credit is Issued.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted pursuant to any Loan Document.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Consolidated” means, with respect to any Person, the accounts of such Person and its Subsidiaries consolidated in accordance with GAAP.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, the Consolidated Interest Expense of such Person for such period less the sum of, in each case to the extent included in the definition of Consolidated Interest Expense, (a) the amortized amount of debt discount and debt issuance costs, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Consolidated Total Debt, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.

“Consolidated Current Assets” means, with respect to any Person at any date, the total Consolidated current assets of such Person at such date other than cash, Cash Equivalents and any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person.

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries at such date that should be classified as current liabilities on a Consolidated balance sheet of such Person; provided, however, that “Consolidated Current Liabilities” shall exclude the principal amount of the Loans then outstanding, accruals for annual bonuses and accrued interest.

“Consolidated EBITDA” means, with respect to any Person for any period, (a) the Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for United States federal income taxes or other taxes measured by net income (including any provision for distributions in respect of any such taxes), (ii) Consolidated Interest Expense, amortization of debt discount and commissions and other fees and charges associated with Indebtedness, (iii) any loss from extraordinary items and any other non-recurring loss, (iv) any depreciation, depletion and amortization expense, (v) any aggregate net loss on the Sale of property (other than accounts (as defined under the applicable UCC) and inventory) outside the ordinary course of business , (vi) all non-cash impairment charges (to the extent not captured in amortization), (vii) all underfunded pension expenses to the extent constituting non-cash charges, (viii) all non-cash expenses resulting from the grant of stock and stock options and other compensation to management personnel of any Group Member pursuant to a written plan or agreement or the treatment of such options under variable plan accounting, (ix) for a period of 12 months after a Lift-out Acquisition, expenses (including, without limitation, sign-on bonus and related cash payments in connection with the initial hiring of the applicable professionals) incurred with respect to the such Lift-out Acquisition, in an aggregate amount not to exceed the lesser of (x) $500,000 times the number of professionals hired in such Lift-out Acquisition and (y) $3,000,000, for such 12-month period, (x) all non-cash purchase accounting adjustments in connection with the Acquisition, (xi) all severance costs to the extent not paid in cash, (xii) all cash payments to managing directors of the Borrower and its Subsidiaries relating to the Acquisition and the Related Transactions (and excluding bonuses paid other than in connection with the Acquisition and the Related Transactions), (xiii) any fees, expenses or charges related to any equity offering, permitted investment, acquisition, disposal or Indebtedness permitted by this Agreement (whether or not successful), including relating to the Acquisition and the Related Transactions, (xiv) the amount of any non-cash minority interest expense deducted in calculating Consolidated Net Income and (xv) any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and inventory), including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants and minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income and without duplication, (i) any credit for United States federal income taxes or other taxes measured by net income, (ii) any interest income, (iii)

any gain from extraordinary items and any other non-recurring gain, (iv) any aggregate net gain from the Sale of property (other than accounts (as defined in the applicable UCC) and inventory) out of the ordinary course of business by such Person, (v) any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Stock or Stock Equivalent, and (xv) any other cash payment in respect of expenditures, charges and losses that have been added to Consolidated EBITDA of such Person pursuant to clause (b)(xv) above in any prior period. For purposes of calculating the Consolidated Senior Leverage Ratio in accordance with Section 5.1 and the Consolidated Interest Coverage Ratio in accordance with Section 5.2, Consolidated EBITDA for the Fiscal Quarters ended March 31, 2005 and June 30, 2005 and the fiscal months ended July 31, 2005 and August 31, 2005 shall be as calculated by the Group Members’ Accountants and set forth on Schedule III hereto.

“Consolidated Interest Coverage Ratio” means, with respect to any Person as of any date, the ratio of (a) Consolidated EBITDA for such Person for the last period of four consecutive Fiscal Quarters,  in each case, ending on or before such date to (b) Consolidated Cash Interest Expense of such Person for such period, provided that, for the periods of one, two and three Fiscal Quarters ending on December 31, 2005. March 31, 2006 and June 30, 2006, for the purposes of calculating the Consolidated Interest Coverage Ratio as of such dates, the actual Consolidated Interest Expense for such periods shall be multiplied by 4, 2 and 4/3, respectively.

 “Consolidated Interest Expense” means, for any Person for any period, (a) Consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, (i) interest capitalized during such period and net costs under Interest Rate Contracts for such period and (ii) all fees, charges, commissions, discounts and other similar obligations (other than reimbursement obligations) with respect to letters of credit, bank guarantees, banker’s acceptances, surety bonds and performance bonds (whether or not matured) payable by such Person and its Subsidiaries during such period minus (b) the sum of (i) Consolidated net gains of such Person and its Subsidiaries under Interest Rate Contracts for such period and (ii) Consolidated interest income of such Person and its Subsidiaries for such period.

“Consolidated Net Income” means, with respect to any Person, for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded:  (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary and (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation.

“Consolidated Senior Leverage Ratio” means, with respect to any Person as of any date, the ratio of (a) Consolidated Total Debt (excluding any Subordinated Debt and Revolving Credit Outstandings) of such Person as of the last day of such period plus the average daily Revolving Credit Outstandings for the last period of four consecutive Fiscal Quarters ending on or before such date to (b) Consolidated EBITDA for such Person for such period.

“Consolidated Total Debt” of any Person means at any time (a) all Indebtedness of a type described in clause (a), (b), (c)(i) (limited, in the case of clause (c)(i), to Indebtedness consisting of drawn and unreimbursed letters of credit of any Loan Party), (d) or (f) of the definition thereof and, without duplications, all Guaranty Obligations with respect to any such Indebtedness, in each case, of such Person and its Subsidiaries on a Consolidated basis less (b) Cash on Hand in an aggregate amount not to exceed $2,500,000, at such time; provided, however, that for the purposes of calculating the Consolidated Senior Leverage Ratio solely for the purposes of clause (d)(x) of the definition of “Permitted Acquisition”, Consolidated Total Debt shall include (prior to both April 1, 2006 and to the second drawing under the Term Loan Facility) the maximum amount of the Term Loan Commitments, whether or not drawn.

“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Contribution Agreement”  means the Contribution and Exchange Agreement, dated as of the date hereof, between DPH and the Borrower.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Administrative Agent and entitling the Administrative agent, during the continuance of any Event of Default, to give orders with respect thereto.

“Controlled Deposit Account” means each deposit account (including all funds on deposit therein) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a financial institution approved by the Administrative Agent.

“Controlled Securities Account” means each securities account or commodity account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a securities intermediary or commodity intermediary approved by the Administrative Agent.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Corporate Chart” means a document in form reasonably acceptable to the Administrative Agent and setting forth, as of a date set forth therein, for each Person that is a Loan Party, that is subject to Section 7.10 or that is a Subsidiary of any of them, (a) the full legal name of such Person, (b) the jurisdiction of organization and any organizational number and tax identification number of such Person, (c) the location of such Person’s chief executive office (or, if applicable, sole place of business) and (d) the number of shares of each class of Stock of such Person (other than Holdings) authorized, the number outstanding and the number and percentage of such outstanding shares for each such class owned, directly or indirectly, by any Loan Party or any Subsidiary of any of them.

“Customary Permitted Liens” means, with respect to any Person, any of the following:

(a)                                  Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business, and, for each of the Liens in clauses (i) and (ii) above for amounts that are not yet due (or, in the case of clause (ii), are not overdue for a period of more than 60 days) or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(b)                                 Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction;

(c)                                  pledges or cash deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than Capital Leases) sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation);

(d)                                 judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.1(f) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;

(e)                                  Liens (i) arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property or (ii) consisting of leases, licenses or subleases granted by a lessor, licensor or sublessor on its property (in each case other than Capital Leases) otherwise permitted under Section 8.4 that, for each of the Liens in clause (i) above, do not, in the aggregate, materially (x) impair the value or marketability of such real property or (y) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f)                                    Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(g)                                 the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capital Lease), in each case extending only to such personal property;

(h)                                 Liens that are statutory, common law or contractual rights of setoff relating to deposit accounts; and

(i)                                     non-exclusive licenses and sub-licenses of Intellectual Property in the ordinary course that do not materially interfere with the Borrower’s business.

“Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Disclosure Documents” means, collectively, (a) all confidential information memoranda and related materials prepared in connection with the syndication of the Facilities and (b) all other documents filed by any Group Member with the United States Securities and Exchange Commission.

“Dollar Equivalent” means the amount in Dollars for any amount denominated in Dollars and the Equivalent Amount in Dollars of any amount denominated in any other currency.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.

“DPH” means Duff & Phelps Holdings LLC, a Delaware limited liability company.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Environmental Laws” means all applicable Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of the environment and natural resources, and to the extent relating to hazardous materials, human health and safety, including CERCLA, the SWDA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401

et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), all regulations promulgated under any of the foregoing, all analogous Requirements of Law and Permits and any environmental transfer of ownership notification or approval statutes, including the Industrial Site Recovery Act (N.J. Stat. Ann. §§ 13:1K-6 et seq.).

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) imposed on, incurred by or asserted against any Group Member as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Group Member, whether on, prior or after the date hereof.

“Equivalent Amount” means on any date of determination, with respect to obligations or valuations denominated in one currency, (the “first currency”), the amount of another currency (the “second currency”) which would result from the conversion of the relevant amount of the first currency into the second currency at the rate used by Administrative Agent’s treasury function on such date or, if such date is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed in writing between the Borrower and the Administrative Agent.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Group Member, and any Person under common control, or treated as a single employer, with any Group Member, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following:  (a) a reportable event described in Section 4043(c) of ERISA (unless the 30-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other applicable Requirements of Law to qualify thereunder and (j) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Eurodollar Reserve Requirements” means, with respect to any Interest Period and for any LIBO Rate Loan, a rate per annum equal to the aggregate, without duplication, of the maximum rates (expressed as a decimal number) of reserve requirements in effect 2 Business Days prior to the first day of such Interest Period (including basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the United States Federal Reserve System.

“Event of Default” has the meaning specified in Section 9.1.

“Excess Cash Flow” means, for any period, (a) Consolidated Net Income of Holdings for such period, (a) minus, without duplication, (i) any cash principal payment on the Loans during such period (but only, in the case of payment in respect of Revolving Loans, to the extent that the Revolving Credit Commitments are permanently reduced by the amount of such payment) other than any mandatory prepayment required pursuant to Section 2.8(a) because of the existence of Excess Cash Flow, (ii) any scheduled or other mandatory cash principal payment made by the Borrower or any of its Subsidiaries during such period on any Capitalized Lease Obligation or other Indebtedness (but only, if such Indebtedness may be reborrowed, to the extent such payment results in a permanent reduction in commitments thereof), (iii) any Capital Expenditure made by such Person or any of its Subsidiaries during such period or committed in that period to be made in a future period to the extent permitted by this Agreement, excluding any such Capital Expenditure to the extent financed through the incurrence of Capitalized Lease Obligations or any long-term Indebtedness (iv) any Investments (including expenses related thereto) made by such Person or any of its Subsidiaries during such period to the extent permitted by this Agreement, (v) any Restricted Payments during such period to the extent permitted by this Agreement, (vi) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (vii) any amount of cash spent during such period with respect to expenses accrued on Holdings’ balance sheet in connection with the Acquisition or an acquisition permitted hereunder, including purchase accounting reserves and amounts paid to employees in connection with the Acquisition to the extent not deducted in arriving at Consolidated Net Income, (viii) the net amount of any cash generated by any Foreign Subsidiary during such period which cash remains in the possession, ownership or control of such Foreign Subsidiary to the extent such cash cannot be repatriated without adverse tax consequences or is otherwise necessary for the operations of such

Foreign Subsidiary, (ix) the amount of all net non-cash gains (exclusive of items reflected in the Working Capital of Holdings) included in arriving at such Consolidated Net Income, (x) gains or losses for such period from Sales of assets other than Sales in the ordinary course of business of the Borrower and its Subsidiaries, (xi) the Consolidated Cash Interest Expense of such Person for such period, (xii) any cash losses from extraordinary items or non-recurring losses to the extent not deducted in arriving at such Consolidated Net Income, (xiii) Taxes paid by (or distributions made for Taxes payable in respect of) Holdings and its Subsidiaries during such period to the extent not deducted in arriving at Consolidated Net Income for such period, and including as a deduction under this clause (xiii) any Taxes payable by (or in respect of) Holdings and its Subsidiaries in respect of such period even if such Taxes are paid in a subsequent period, provided, however, that if a reduction is made during any period for Taxes payable in respect of, but not paid in, such period, then no deduction shall be made for such Taxes in the period which such Taxes are paid, (xiv) reductions in purchase accounting reserves or reductions in other long-term liabilities on the balance sheet of Holdings on the Closing Date to the extent included in arriving at such Consolidated Net Income, and (xv) any increase in the Working Capital of Holdings during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period) and (b) plus, without duplication, (i) any decrease in the Working Capital of Holdings during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end thereof) and (ii) non-cash stock compensation costs deducted during such period in arriving at Consolidated Net Income.

“Excluded Foreign Subsidiary” means any Subsidiary that is not a Domestic Person and in respect of which any of (a) the pledge of all of the Stock of such Subsidiary as Collateral for any Obligation of the Borrower, (b) the grant by such Subsidiary of a Lien on any of its property as Collateral for any Obligation of the Borrower or (c) such Subsidiary incurring Guaranty Obligations with respect to any Obligation of Holdings, the Borrower or any Domestic Person would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Loan Parties and their Subsidiaries, taken as a whole; provided, however, that (x) the Administrative Agent and the Borrower may agree that, despite the foregoing, any such Subsidiary shall not be an “Excluded Foreign Subsidiary” and (y) no such Subsidiary shall be an “Excluded Foreign Subsidiary” if, with substantially similar tax consequences, such Subsidiary has entered into any Guaranty Obligations with respect to, such Subsidiary has granted a security interest in any of its property to secure, or more than 65% of the Voting Stock of such Subsidiary was pledged to secure, directly or indirectly, any Indebtedness (other than the Obligations) of any Loan Party.

“Facilities” means (a) the Term Loan Facility and (b) the Revolving Credit Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by the Administrative Agent in its sole discretion.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.

“Fee Letter” means the letter agreement, dated as of August 23, 2005, addressed to the Borrower from the Administrative Agent and accepted by the Borrower, with respect to certain fees to be paid from time to time to the Administrative Agent and its Related Persons.

“Financial Statement” means each financial statement delivered pursuant to Section 4.4 or 6.1.

“Fiscal Quarter” means each 3 fiscal month period ending on March 31, June 30, September 30 or December 31.

“Fiscal Year” means the twelve month period ending on December 31.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Person.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the Financial Statements described in Section 4.4(a).

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” means, collectively, the Borrower, its Subsidiaries and Holdings.

“Group Members’ Accountants” means KPMG LLP or other nationally-recognized independent registered certified public accountants reasonably acceptable to the Administrative Agent.

“Guarantor” means Holdings, each Wholly Owned Subsidiary of the Borrower listed on Schedule 4.3 that is not an Excluded Foreign Subsidiary and each other Person that enters into any Guaranty Obligation with respect to any Obligation under a Loan Document of any Loan Party.

“Guaranty and Security Agreement” means a guaranty and security agreement, in substantially the form of Exhibit H, among the Administrative Agent, the Borrower and other Guarantors from time to time party thereto.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation

(the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation and (b) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that “Guaranty Obligations” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) product warranties given in the ordinary course of business. The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Hedging Agreement” means any Interest Rate Contract, foreign exchange, swap, option or forward contract, spot, cap, floor or collar transaction, any other derivative instrument and any other similar speculative transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable.

“Hispania Guarantee Agreement” means the guarantee agreement dated March 12, 2003 among USHCC Private Equity, L.P., Hispania Investors, LLC and the other guarantors party thereto, as amended from time to time.

“Holdings LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdings, by and among Holdings and the Unitholders from time to time party thereto, dated as of the date hereof, as amended from time to time.

“Holdings Securityholders Agreement” means the Securityholders Agreement by and among Holdings and the Unitholders from time to time party thereto, dated as the date hereof, as amended from time to time.

“Holdings Unit Purchase Agreement” means the Unit Purchase Agreement by and among Holdings, DPH, Vestar Capital Partners IV, L.P., Vestar/D&P Holdings LLC and LM Duff Holdings LLC, dated as of the date hereof, as amended from time to time.

“Indebtedness” of any Person means, without duplication, any of the following, whether or not matured:  (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and other obligations with respect to (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business, (d) all obligations to pay the deferred purchase price of property or services, other than (i) trade payables incurred in the ordinary course of business and (ii) special bonuses payable to employees in connection with the Acquisition, (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all Capitalized Lease Obligations, (g) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Scheduled Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends, (h) all net payments that would be required to be made in respect of any Hedging Agreement in the event of a termination (including an early termination) on the date of determination and (i) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person; provided, however, that the items in each of clauses (a) through (i) above shall constitute “Indebtedness” of such Person solely to the extent, directly or indirectly, (x) such Person is liable for any part of any such item or (y) any such item is secured by a Lien on such Person’s property.

“Indemnified Matter” has the meaning specified in Section 11.4.

“Indemnitee” has the meaning specified in Section 11.4.

“Initial Projections” means those financial projections, dated September 7, 2005, covering the Fiscal Years ending in 2005 through 2009 and delivered to the Administrative Agent by the Borrower prior to the date hereof.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets, Proprietary Software, and IP Licenses.

“Interest Period” means, with respect to any LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is made or converted to a LIBO Rate Loan or, if such loan is continued, on the last day of the immediately preceding Interest Period therefor and, in each case, ending 1, 2, 3, 6 or, if approved by Lenders, 9 or 12, months thereafter, as selected by the Borrower pursuant hereto; provided, however, that (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month, (c) the Borrower may not select any Interest Period (i) in the case of Revolving Loans, ending after the Scheduled Revolving Credit Termination Date and (ii) in the case of Term Loans, ending after the Term Loan Maturity Date, (d) the Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $1,000,000 and (e) there shall be outstanding at any one time no more than seven Interest Periods.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Internet Domain Names” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.

“Investment” means, with respect to any Person, directly or indirectly, (a) to own, purchase or otherwise acquire, in each case whether beneficially or otherwise, any investment in, including any interest in, any Security of any other Person (other than any evidence of any Obligation), (b) to purchase or otherwise acquire, whether in one transaction or in a series of transactions, all or a significant part of the property of any other Person or a business conducted by any other Person or all or substantially all of the assets constituting the business of a division, branch, brand or other unit operation of any other Person, (c) to incur, or to remain liable under, any Guaranty Obligation for Indebtedness of any other Person, to assume the Indebtedness of any other Person or to make, hold, purchase or otherwise acquire, in each case directly or indirectly, any deposit, loan, advance, commitment to lend or advance, or other extension of credit (including by deferring or extending the date of, in each case outside the ordinary course of business, the payment of the purchase price for Sales of property or services to any other Person, to the extent such payment obligation constitutes Indebtedness of such other Person), excluding deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items created in the ordinary course of business or (d) to make, directly or indirectly, any contribution to the capital of any other Person.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“L/C Cash Collateral Account” means any Cash Collateral Account (a) specifically designated as such by the Borrower in a notice to the Administrative Agent and (b) from and after the effectiveness of such notice, not containing any funds other than those required under the Loan Documents to be placed therein.

“L/C Issuer” means (a) GE Capital or any of its Affiliates and (b) each Person that hereafter becomes an L/C Issuer with the approval of, and pursuant to an agreement with and in form and substance reasonably satisfactory to, the Administrative Agent and the Borrower, in each case in their capacity as L/C Issuers hereunder and together with their successors.

“L/C Obligations” means, for any Letter of Credit at any time, the sum of (a) the L/C Reimbursement Obligations at such time for such Letter of Credit and (b) the aggregate maximum undrawn face amount of such Letter of Credit outstanding at such time.

“L/C Reimbursement Agreement” has the meaning specified in Section 2.4(a).

“L/C Reimbursement Date” has the meaning specified in Section 2.4(e).

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit.

“L/C Request” has the meaning specified in Section 2.4(b).

“L/C Sublimit” means $5,000,000.

“Lender” means, collectively, the Swingline Lender and any other financial institution or other Person that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment, in each case together with its successors.

“Letter of Credit” means any letter of credit Issued pursuant to Section 2.4.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBO Base Rate” means, with respect to any Interest Period for any LIBO Rate Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Dow Jones Markets Telerate Page 3750 as of 11:00 a.m. (London time) on the second full Business Day next preceding the first day of each

Interest Period. In the event that such rate does not appear on the Dow Jones Markets Telerate Page 3750 (or otherwise on the Dow Jones Markets screen) at such time, the “LIBO Base Rate” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, such other method to determine such offered rate as may be selected by the Administrative Agent in its reasonable discretion consistent with general market practice at the time.

“LIBO Rate” means, with respect to any Interest Period and for any LIBO Rate Loan, an interest rate per annum determined as the quotient obtained by dividing (a) the LIBO Base Rate with respect to such Interest Period for such LIBO Rate Loan by (b) the difference between the number one and the Eurodollar Reserve Requirements with respect to such Interest Period and for such LIBO Rate Loan.

“LIBO Rate Loan” means any Loan that bears interest based on the LIBO Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Lift-out Acquisition” means the hiring by any Person of five (5) or more professionals within a three month period (in one or a series of related transactions); provided, however, that such professionals were employed by the same employer or its Affiliates immediately prior to being hired by such Person, so long as no accounts receivables accrued prior to the time of consummation of such hiring are purchased by or transferred to such Person and no liabilities are assumed by such Person, in connection with such hiring.

“Loan” means any loan made or deemed made by any Lender hereunder.

“Loan Documents” means, collectively, this Agreement, any Notes, the Guaranty and Security Agreement, the Mortgages, the Control Agreements, the Fee Letter, each Subordination Agreement, and the L/C Reimbursement Agreements, together with any modification of any term, or any waiver with respect to, any of the foregoing.

“Loan Party” means each Borrower and each Guarantor.

“Lovell” means, collectively, Lovell Minnick Financial Advisory Holdings LLC, an entity that is majority owned and controlled by Lovell Minnick Equity Partners II LP, together with its Affiliates and partners and, in the case of any such Person who is an individual, the immediate family members of such Person and trusts for the benefit of such Person and/or his or her immediate family members.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, business, operations or property of the Group Members, taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document and (c) the validity or enforceability of any Loan Document or the material rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties under any Loan Document.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or other document executed or required herein to be executed by any Loan Party and granting a security interest over real property in favor of the Administrative Agent as security for the Obligations.

“Mortgage Supporting Documents” means, with respect to any Mortgage for a parcel of real property, each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), maps, ALTA (or TLTA, if applicable) as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Administrative Agent), environmental assessments and reports and evidence regarding recording and payment of fees, insurance premium and taxes) that the Administrative Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid lien on such parcel of real property in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to such Liens as the Administrative Agent may approve.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means proceeds received in cash from (a) any Sale of, or Property Loss Event with respect to, property, net of (i) the customary out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations and Indebtedness owing to any Group Member) secured by the property subject thereto or (b) any sale or issuance of Stock or incurrence of Indebtedness, in each case net of brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided, however, that any such proceeds received by any Subsidiary of the Borrower that is not a Wholly Owned Subsidiary of the Borrower shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of the Borrower therein.

“Non-Funding Lender” has the meaning specified in Section 2.2(c).

“Non-U.S. Lender Party” means each of the Administrative Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a Domestic Person.

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit B, payable to the order of a Lender in any Facility in a principal amount equal to the amount of such Lender’s Commitment under such Facility (or, in the case of the Term Loan Facility, the aggregate initial principal amount of the Term Loans).

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.10(b).

“Obligations” means, with respect to any Loan Party, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Loan Party to the Administrative Agent, any Lender, any L/C Issuer, any other Indemnitee, any participant, any SPV or, in the case of any Secured Hedging Agreement, any Affiliate of any of them arising out of, under, or in connection with, any Loan Document or Secured Hedging Agreement, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Loan Party is the Borrower, all Loans and L/C Obligations, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Loan Party under any Loan Document or Secured Hedging Agreement (including those payable to L/C Issuers as described in Section 2.11). Obligations shall not include Subordinated Debt.

“Other Taxes” has the meaning specified in Section 2.17(c).

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Proposed Acquisition (other than the Acquisition and any Lift-out Acquisition) satisfying each of the following conditions:  (a) the aggregate amounts payable in connection with, and other consideration for (in each case, including all transaction costs and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a Consolidated balance sheet of Holdings and the Proposed Acquisition Target), such Proposed Acquisition and all other Permitted Acquisitions consummated in such Fiscal Year shall not exceed the lesser of (i) the sum of (A) $10,000,000, plus (B) 50% of the portion of the $10,000,000 permitted but not so expended on Permitted Acquisitions in the immediately preceding Fiscal Year, plus (C) 100% of any amounts carried forward from any Fiscal Year prior to such immediately preceding Fiscal Year (it being understood and agreed that (x) 50% of the amount of expenditures made in respect of Permitted Acquisitions during any Fiscal Year shall be deemed made, first, in respect of amounts carried over from prior Fiscal Years pursuant to clauses (B) and (C) above until utilized in full, and, second, in respect of the $10,000,000 permitted for such Fiscal Year as provided in clause (A) above, and (y) 50% of expenditures made in respect of Permitted Acquisitions during any Fiscal Year shall be deemed made, first, in respect of the $10,000,000 permitted for such Fiscal Year as provided in clause (A) above until utilized in full, and second in respect of amounts carried over from prior Fiscal Years pursuant to clauses (B) and (C) above,) and (ii) $25,000,000, (b) the Administrative Agent shall have received reasonable advance notice of such Proposed Acquisition including a reasonably detailed description thereof at least 15 days prior to the consummation of such Proposed Acquisition (or such later date as may be agreed by the Administrative Agent) and on or prior to the date 15 days prior to consummation of such Proposed Acquisition (or such later date as may be agreed by the Administrative Agent), the Administrative Agent shall have received copies of the acquisition agreement and related material Contractual Obligations and other material documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by the Administrative Agent, (c) as of the date of consummation of any transaction as part of such Proposed Acquisition and after giving effect to all transactions to occur on such date as part of such Proposed Acquisition, all conditions set forth in clauses (i) and (ii) of Section 3.2(b) shall be satisfied or duly waived, Holdings and its Subsidiaries shall have complied with Section 7.10 in respect of any assets or Subsidiary (and its Stock) acquired in connection with such Proposed Acquisition, and, after giving effect to such Permitted Acquisition, Holdings shall be in compliance with the financial covenants set forth in Article V on a Pro Forma Basis as of the last day of the last Fiscal Quarter for which Financial Statements have been delivered hereunder, (d) the Consolidated Senior Leverage Ratio on a Pro Forma Basis shall be no more than (x) the Consolidated Senior Leverage Ratio permitted by Section 5.1 less (y) 0.25, (e) the Proposed Acquisition Target shall be in a substantially similar line of business as that of the Borrower and the Subsidiaries, (f) such Proposed Acquisition shall not have been preceded by an unsolicited tender offer for such Stock by, or proxy contest initiated by, Holdings or any Subsidiary, and (g) Holdings and its Subsidiaries shall have received all governmental approvals and material third-party consents required to consummate the Proposed Acquisition.

“Permitted Indebtedness” means any Indebtedness of any Group Member that is not prohibited by Section 8.1 or any other provision of any Loan Document.

“Permitted Investment” means any Investment of any Group Member that is not prohibited by Section 8.3 or any other provision of any Loan Document.

“Permitted Investors” means, collectively Lovell and Vestar.

“Permitted Investors’ Equity Investment” means, collectively, (a) the cash equity contribution from the Lovell, Vestar and certain co-investors disclosed to the Administrative Agent and the Lenders to Holdings in Dollars in an aggregate amount equal to $82,900,000, and (b) the contribution of all the issued and outstanding Stock of the Borrower to Holdings pursuant to the Contribution Agreement, which Stock, as of the date hereof, has an agreed fair market value equal to $40,000,000 in the aggregate.

“Permitted Investors’ Investment Documents” means, collectively, the Holdings Unit Purchase Agreement, the Holdings Securityholders Agreement, the Holdings LLC Agreement and the Contribution Agreement.

“Permitted Lien” means any Lien on or with respect to the property of any Group Member that is not prohibited by Section 8.2 or any other provision of any Loan Document.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Permitted Indebtedness that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of such Permitted Indebtedness outstanding at the time of such refinancing or extension, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of such Permitted Indebtedness, (c) is not entered into as part of a Sale and Leaseback transaction, (d) is not secured by any property or any Lien other than those securing, or permitted to secure, such Permitted Indebtedness, (e) if subordinated to the Obligations, is subordinated to the Obligations on substantially the same terms (or more favorable terms as determined by the Administrative Agent) as such Permitted Indebtedness is subordinated to the Obligations and (f) the original obligors in respect of such Indebtedness remain the only obligors thereon; provided, however, that, notwithstanding the foregoing, (x) the terms of such Permitted Indebtedness may be modified as part of such Permitted Refinancing if such modification would have been permitted pursuant to Section 8.11 and (y) no Guaranty Obligation for such Indebtedness shall constitute part of such Permitted Refinancing unless similar Guaranty Obligations with respect to such Permitted Indebtedness existed and constituted (or were permitted to exist and would constitute) Permitted Indebtedness prior to such refinancing or extension.

“Permitted Reinvestment” means, with respect to the Net Cash Proceeds of any Sale or Property Loss Event, to acquire (or make Capital Expenditures to finance the acquisition, repair, improvement or construction of), to the extent otherwise permitted hereunder, property useful in the business of the Borrower or any of its Subsidiaries or Stock of a Person engaged in the same or a similar business (including through a Permitted Acquisition) or, if such Property Loss Event involves loss or damage to property, to repair such loss or damage.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Pro Forma Balance Sheet” has the meaning specified in Section 4.4(d).

“Pro Forma Basis” means, with respect to any determination for any period and any Pro Forma Transaction, that such determination shall be made by giving pro forma effect to each such Pro Forma Transaction, as if each such Pro Forma Transaction had been consummated on the first day of such period, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Compliance Certificate, Financial Statement or other document provided to the Administrative Agent or any Lender in connection herewith in accordance with Regulation S-X of the Securities Act of 1933 (whether or not such regulation is applicable) or otherwise reasonably acceptable to the Administrative Agent.

“Pro Forma Transaction” means any transaction consummated as part of the Acquisition, or any Permitted Acquisition, together with each other transaction relating thereto and consummated in connection therewith, including any incurrence or repayment of Indebtedness.

“Projections” means, collectively, the Initial Projections and any document delivered pursuant to Section 6.1(f).

“Property Loss Event” means, with respect to any property, any loss of or damage to such property or any taking of such property or condemnation thereof.

“Proposed Acquisition” means (a) any proposed acquisition that is consensual and approved by the board of directors of such Proposed Acquisition Target, of all or substantially all of the assets or Stock of any Proposed Acquisition Target by the Borrower or any Subsidiary (that is a Loan Party) of the Borrower (or by Holdings to the extent such assets and Stock are transferred to the Borrower or any Subsidiary (that is a Loan Party) of the Borrower contemporaneously with such acquisition), (b) any proposed merger of any Proposed Acquisition Target with or into the Borrower or any Subsidiary of the Borrower (and, in the case of a merger with the Borrower, with the Borrower being the surviving corporation).

“Proposed Acquisition Target” means any Domestic Person or any brand, line of business, division, branch, operating division or other unit operation, in each case, that is principally located in states of the United States of America or the District of Columbia, of any Person.

“Proprietary Software” means all computer programs created by or on behalf of a Loan Party and owned by a Loan Party including (a) source code and object code versions, (b) all data, databases, and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Pro Rata Outstandings”, of any Lender at any time, means (a) in the case of the Term Loan Facility, the outstanding principal amount of the Term Loans owing to such Lender and (b) in the case of the Revolving Credit Facility, the sum of (i) the outstanding principal amount of Revolving Loans owing to such Lender and (ii) the amount of the participation of such Lender in the L/C Obligations outstanding with respect to all Letters of Credit.

“Pro Rata Share” means, with respect to any Lender and any Facility or Facilities at any time, the percentage obtained by dividing (a) the sum of the Commitments (or, if such Commitments in any such Facility are terminated, the Pro Rata Outstandings therein) of such Lender then in effect under such Facilities by (b) the sum of the Commitments (or, if such Commitments in any such Facility are terminated, the Pro Rata Outstandings therein) of all Lenders then in effect under such Facilities; provided, however, that, if there are no Commitments and no Pro Rata Outstandings in any of such Facilities, such Lender’s Pro Rata Share in such Facilities shall be determined based on the Pro Rata Share in such Facilities most recently in effect, after giving effect to any subsequent assignment and any subsequent non-pro rata payments of any Lender pursuant to Section 2.18.

“Register” has the meaning specified in Section 2.14(b).

“Reinvestment Prepayment Amount” means, with respect to any Net Cash Proceeds on the Reinvestment Prepayment Date therefor, the amount of such Net Cash Proceeds less any amount paid or required to be paid by any Group Member to make Permitted Reinvestments with such Net Cash Proceeds pursuant to a Contractual Obligation entered into prior to such Reinvestment Prepayment Date with any Person that is not an Affiliate of the Borrower.

“Reinvestment Prepayment Date” means, with respect to any portion of any Net Cash Proceeds of any Sale or Property Loss Event, the earliest of (a) the 270th day after the completion of the portion of such Sale or Property Loss Event corresponding to such Net Cash Proceeds, (b) the date that is 5 Business Days after the date on which the Borrower shall have notified the Administrative Agent of the Borrower’s determination not to make Permitted Reinvestments with such Net Cash Proceeds, (c) the occurrence of any Event of Default set forth in Section 9.1(e)(ii) and (d) 5 Business Days after the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrower during the continuance of any other Event of Default.

“Related Documents” means, collectively, the Acquisition Agreement, the Permitted Investors’ Investment Documents, the Restricted Stock Grant Documents and each other document executed with respect to any of the foregoing or any Related Transaction.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 10.4 or any comparable provision of any Loan Document.

“Related Transactions” means, collectively, the consummation of the Acquisition, the consummation of the Permitted Investors’ Equity Investment, the consummation of the Restricted Stock Grant, the execution and delivery of all Related Documents and the payment of all related fees, costs and expenses.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way remediate any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means, at any time, Lenders having at such time in excess of 50% of the sum of the aggregate Revolving Credit Commitments (or, if such Commitments are terminated, the sum of the amounts of the participations in Swing Loans, the principal amount of unparticipated portions of the Swing Loans and the Pro Rata Outstandings in the Revolving

Credit Facility) and Term Loan Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings in the Term Loan Facility) then in effect, ignoring, in such calculation, the amounts held by any Non-Funding Lender.

“Required Revolving Credit Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Revolving Credit Commitments (or, if such Commitments are terminated, the sum of the amounts of the participations in Swing Loans, the principal amount of the unparticipated portions of the Swing Loans and the Pro Rata Outstandings in the Revolving Credit Facility) then in effect, ignoring, in such calculation, the amounts held by any Non-Funding Lender.

“Required Term Loan Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Term Loan Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings in the Term Loan Facility) then in effect, ignoring, in such calculation, the Commitments and Pro Rata Outstandings of any Non-Funding Lender.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local or foreign laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, any of the president, chief executive officer, treasurer, assistant treasurer, controller, managing member or general partner of such Person but, in any event, with respect to financial matters, any such officer that is responsible for preparing the Financial Statements delivered hereunder and, with respect to the Corporate Chart and other documents delivered pursuant to Section 6.1(e), documents delivered on the Closing Date and documents delivered pursuant to Section 7.10, the secretary or assistant secretary of such Person or any other officer responsible for maintaining the corporate and similar records of such Person.

“Restricted Payment” means (a) any dividend, return of capital, distribution or any other payment, whether direct or indirect and whether in cash, Securities or other property, on account of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries, in each case now or hereafter outstanding, and (b) any redemption, retirement, termination, defeasance, cancellation, purchase or other acquisition for value, whether direct or indirect, of any Stock or Stock Equivalent of any Group Member, now or hereafter outstanding, and any payment or other transfer setting aside funds for any such redemption, retirement, termination, cancellation, purchase or other acquisition, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise.

“Restricted Stock Grant” means the grant of Class C Units, Class D Units, Class E Units and units of Class C Holdings to (a) certain managing directors and other employees of any Group Member and (b) Class C Holdings.

“Restricted Stock Grant Documents” means the unit grant agreements executed from time to time by (a) certain managing directors and other employees of any Group Member and (b) Class C Holdings, in each case, pursuant to which such Person acquired Class C Units, Class D Units, Class E Units and/or units of Class C Holdings.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings, which commitment is in the amount set forth opposite such Lender’s name on Schedule I under the caption “Revolving Credit Commitment”, as amended to reflect Assignments and as such amount may be reduced pursuant to this Agreement. The aggregate amount of the Revolving Credit Commitments on the date hereof equals $20,000,000.

“Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, Swing Loans and Letters of Credit.

“Revolving Credit Lender” means each Lender that has a Revolving Credit Commitment, holds a Revolving Loan or participates in any Swing Loan or Letter of Credit.

“Revolving Credit Outstandings” means, at any time, the sum of, in each case to the extent outstanding at such time, (a) the aggregate principal amount of the Revolving Loans and Swing Loans and (b) the L/C Obligations for all Letters of Credit.

“Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Revolving Credit Termination Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.5 or 9.2 and (c) the date on which the Obligations become due and payable pursuant to Section 9.2.

“Revolving Loan” has the meaning specified in Section 2.1.

“S&P” means Standard & Poor’s Rating Services.

“Sale” means, with respect to any property, the sale, conveyance, transfer, assignment, licensing, leasing or other disposal of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a Sale and Leaseback Transaction or through a sale, factoring at maturity, or other disposal, with or without recourse, of any notes or accounts receivable. The verb “Sell” and conjugated forms thereof have correlative meanings.

“Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any Contractual Obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be Sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.

“Scheduled Maturity Date” means the later of the Scheduled Revolving Credit Termination Date and the Term Loan Maturity Date.

“Scheduled Revolving Credit Termination Date” means the 6th anniversary of the Closing Date.

“Secured Hedging Agreements” means any Hedging Agreement that (a) is entered into by the Borrower and any Person that, at the time such Person entered into such Hedging Agreement, was the Administrative Agent, a Lender or an Affiliate of a Lender, (b) in the case of any Person that is not the Administrative Agent or an Affiliate of the Administrative Agent, is expressly identified as being a “Secured Hedging Agreement” hereunder in a joint notice from such Loan Party and such Person delivered to the Administrative Agent reasonably promptly after the execution of such Hedging Agreement and (c) meets the requirements of Section 8.1(f).

“Secured Parties” means the Lenders, the L/C Issuers, the Administrative Agent, each other Indemnitee and any other holder of any Obligation of any Loan Party.

“Security” means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.

 “Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

 “SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Administrative Agent.

“Standard Time” shall mean eastern standard time or eastern daylight savings time, as applicable on the relevant date.

“Stock” means all shares of capital stock (whether denominated as units, common stock or preferred stock), partnership or membership interests, or other ownership or profit interests (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Debt” means any Indebtedness that is subordinated to the payment in full of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

“Subordination Agreement” means each agreement or document that subordinates any Indebtedness to the Obligations (limited in the case of any indenture, note or other document governing or evidencing such Indebtedness, to the subordination provisions thereof).

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Substitute Lender” has the meaning specified in Section 2.18(a).

“SWDA” means the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.).

“Swingline Commitment” means $5,000,000.

“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, GE Capital or, upon the resignation of GE Capital as Administrative Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of the Administrative Agent (or, if there is no such successor Administrative Agent, the Required Lenders) and the Borrower, to act as the Swingline Lender hereunder.

“Swingline Request” has the meaning specified in Section 2.3(b).

“Swing Loan” has the meaning specified in Section 2.3(a).

“Tax Return” has the meaning specified in Section 4.8.

“Taxes” has the meaning specified in Section 2.17(a).

“Term Loan” has the meaning specified in Section 2.1(b).

“Term Loan Availability Period” means the period from and including the Closing Date, to and including March 31, 2006.

“Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Lender to make Term Loans to the Borrower, which commitment is in the amount set forth opposite such Lender’s name on Schedule I under the caption “Term Loan Commitment”, as amended to reflect Assignments and as such amount may be reduced pursuant to this Agreement. The aggregate amount of the Term Loan Commitments on the date hereof equals $65,000,000.

“Term Loan Facility” means the Term Loan Commitments and the provisions herein related to the Term Loans.

“Term Loan Lender” means each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan Maturity Date” means the 7th anniversary of the Closing Date.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“United States” means the United States of America.

“Unitholder” means a holder of economic interests in any Units.

 “Units” means units of limited liability company interests of Holdings.

“Unused Revolving Credit Commitment Fee” has the meaning specified in Section 2.11(a)(i).

“Unused Term Loan Commitment Fee” has the meaning specified in Section 2.11(a)(ii).

“U.S. Lender Party” means each of the Administrative Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a Domestic Person.

“Vestar” means, collectively, Vestar Capital Partners IV, L.P. together with its Affiliates and partners and, in the case of any such Person who is an individual, the immediate family members of such Person and trusts for the benefit of such Person and/or his or her immediate family members.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than nominal holdings and director’s qualifying shares) is owned by such Person, either directly or through one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means, at any time, any liability incurred by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Working Capital” means, for any Person at any date, its Consolidated Current Assets at such date minus its Consolidated Current Liabilities at such date.

Section 1.2             UCC Terms. The following terms have the meanings given to them in the applicable UCC:  “commodity account”, “commodity contract”, “commodity intermediary”, “deposit account”, “entitlement holder”, “entitlement order”, “equipment”, “financial asset”, “general intangible”, “goods”, “instruments”, “inventory”, “securities account”, “securities intermediary” and “security entitlement”.

Section 1.3             Accounting Terms and Principles. (a) GAAP. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any Financial Statement hereafter adopted by Holdings shall be given effect (for the purposes of compliance with Article V or VIII or Section 2.8(a)) if such change would affect a calculation that measures compliance with any provision of Article V or VIII or Section 2.8(a) unless the Borrower, the Administrative Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP. Until the Borrower, the Administrative Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP, any Compliance Certificate or similar document provided hereunder which sets forth a calculation of a covenant which has been affected by such change in GAAP shall be provided together with a reconciliation between the calculation before and after giving effect to such change in GAAP.

(b)           Pro Forma. All components of financial calculations made to determine compliance with Articles V and VIII and Section 2.8(a) shall be adjusted on a Pro Forma Basis to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Pro Forma Transaction consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrower based on assumptions expressed therein and that were reasonable based on the information available to the Borrower at the time of preparation of the Compliance Certificate setting forth such calculations.

Section 1.4             Intentionally Omitted.

Section 1.5             Interpretation. (a) Certain Terms. Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property”, which shall be interpreted as broadly as possible, including, in any case, cash, Securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property). The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”  In any other case, the term “including” when used in any Loan Document means “including without limitation.”  The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.

(b)           Certain References. Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of any Secured Party required therefor is not obtained, any modification to any term of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time. Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

ARTICLE II

THE FACILITIES

Section 2.1             The Commitments. (a) Revolving Credit Commitments. On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally, but not jointly, agrees to make loans in Dollars (each a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Revolving Credit Commitment; provided, however, that at no time shall any Revolving Credit Lender be obligated to make a Revolving Loan in excess of such Lender’s Pro Rata Share of the amount by which the then effective Revolving Credit Commitments exceeds the aggregate Revolving Credit Outstandings at such time. Within the limits set forth in the first sentence of this clause (a), amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.

(b)           Term Loan Commitments. On the terms and subject to the conditions contained in this Agreement, each Term Loan Lender severally, but not jointly, agrees to make loans in Dollars (each a “Term Loan”) to the Borrower on no more than two occasions during the Term Loan Availability Period, in the aggregate principal amount of such Lender’s Term Loan Commitment. Amounts of Term Loans repaid may not be reborrowed.

Section 2.2             Borrowing Procedures. (a) Notice From the Borrower. Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 11:00 a.m. (Standard Time) on (i) the first Business Day, in the case of a Borrowing of Base Rate Loans and (ii) the third Business Day, in the case of a Borrowing of LIBO Rate Loans, prior to the date of the proposed Borrowing; provided, however, that the Borrower may not request a LIBO Rate Loan until the earlier of (x) the date that is 30 days after the Closing Date and (y) the date of completion of the “Primary Syndication” referred to in the Fee Letter. Each such notice may be made in a writing substantially in the form of Exhibit C (a “Notice of Borrowing”) duly completed or by telephone if confirmed promptly, but in any event within one Business Day and prior to such Borrowing, with such a Notice of Borrowing. Loans shall be made as Base Rate Loans unless, outside of a suspension period pursuant to Section 2.15, the Notice of Borrowing specifies that all or a portion thereof shall be LIBO Rate Loans. Each Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000.

(b)           Notice to Each Lender. The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if LIBO Rate Loans are properly requested in such Notice of Borrowing, prompt notice of the applicable interest rate. Each Lender shall, before 11:00 a.m. (Standard Time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.11, such Lender’s Pro Rata Share of such proposed Borrowing. Upon fulfillment or due waiver (i) on the Closing Date, of the applicable conditions set forth in Section 3.1 and (ii) on the Closing Date and any time thereafter, of the applicable conditions set forth in Section 3.2, the Administrative Agent shall make such funds available to the Borrower.

(c)           Non-Funding Lenders. Unless the Administrative Agent shall have received notice from any Lender prior to the date such Lender is required to make any payment hereunder with respect to any Loan or any participation in any Swing Loan or Letter of Credit that such Lender will not make such payment (or any portion thereof) available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such payment available to the Administrative Agent on the date such payment is required to be made in accordance with this Article II and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. Each Lender agrees to repay to the Administrative Agent in accordance with Section 2.2(b). If any Lender shall not have made available to the Administrative Agent any portion of any payment described above (any such Lender, a “Non-Funding Lender”) within three Business Days following the date that the Administrative Agent makes such amount available to the Borrower, the Borrower agrees to repay to the Administrative Agent on demand the amount not paid by any Non-Funding Lender (until repaid by such Non-Funding Lender) with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable to the Obligation that would have been created when the Administrative Agent made available such amount to the Borrower had such Lender made a corresponding payment available; provided, however, that such payment shall not relieve such Non-Funding Lender of any obligation it may have to the Borrower, the Swingline Lender or any L/C Issuer. In addition, any Non-Funding Lender agrees to pay such amount to the Administrative Agent on demand together with interest thereon (except to the extent previously paid by the Borrower), for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate for the first Business Day and thereafter (i) in the case of a payment in respect of a Loan, at the interest rate applicable at the time to such Loan and (ii) otherwise, at the interest rate applicable to Base Rate Loans under the Revolving Credit Facility. Such repayment shall then constitute the funding of the corresponding Loan (including any Loan deemed to have been made hereunder with such payment) or participation. The existence of any Non-Funding Lender shall not relieve any other Lender of its obligations under any Loan Document, but no other Lender shall be responsible for the failure of any Non-Funding Lender to make any payment required under any Loan Document.

Section 2.3             Swing Loans. (a) Availability. On the terms and subject to the conditions contained in this Agreement, the Swingline Lender may, in its sole discretion, make loans in Dollars (each a “Swing Loan”) available to the Borrower under the Revolving Credit

Facility from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate Revolving Credit Outstandings would exceed the Revolving Credit Commitments and (y) in the period commencing on the first Business Day after it receives notice from the Administrative Agent or the Required Revolving Credit Lenders that one or more of the conditions precedent contained in Section 3.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid in full on the earlier of (i) the funding date of any Borrowing of Revolving Loans and (ii) the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b)           Borrowing Procedures. In order to request a Swing Loan, the Borrower shall give to the Administrative Agent a notice to be received not later than 1:00 p.m. (Standard Time) on the day of the proposed borrowing, which may be made in a writing substantially in the form of Exhibit D duly completed (a “Swingline Request”) or by telephone if confirmed promptly but, in any event, prior to such borrowing, with such a Swingline Request. In addition, if any Notice of Borrowing requests a Borrowing of Base Rate Loans, the Swing Line Lender may, notwithstanding anything else to the contrary in Section 2.2, make a Swing Loan available to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. The Administrative Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Borrower by making the proceeds thereof available to the Administrative Agent and, in turn, the Administrative Agent shall make such proceeds available to the Borrower on the date set forth in the relevant Swingline Request.

(c)           Refinancing Swing Loans. The Swingline Lender may at any time forward a demand to the Administrative Agent (which the Administrative Agent shall, upon receipt, forward to each Revolving Credit Lender) that each Revolving Credit Lender pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Share of all or a portion of the outstanding Swing Loans. Each Revolving Credit Lender shall pay such Pro Rata Share to the Administrative Agent for the account of the Swingline Lender but not less frequently than bi-weekly. Upon receipt by the Administrative Agent of such payment (other than during the continuation of any Event of Default under Section 9.1(e)), such Revolving Credit Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt of such payment by the Swingline Lender from the Administrative Agent, the Borrower shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 9.1(e)(ii), each Revolving Credit Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Pro Rata Share of such Swing Loan. If any payment made by any Revolving Credit Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Revolving Credit Lender pursuant to this clause (c) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Credit Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) received by the Swingline Lender with respect to such portion.

(d)           Obligation to Fund Absolute. Each Revolving Credit Lender’s obligations pursuant to clause (c) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swing Loan Lender, any other Secured Party or any other Person, (B) the failure of any condition precedent set forth in Section 3.2 to be satisfied or the failure of the Borrower to deliver any notice set forth in Section 2.2(a) (each of which requirements the Revolving Credit Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Loan Party.

Section 2.4             Letters of Credit. (a) Commitment and Conditions. On the terms and subject to the conditions contained herein, each L/C Issuer agrees to Issue or cause to be Issued, at the request of the Borrower, in accordance with such L/C Issuer’s usual and customary business practices, and for the account of the Borrower (or, as long as the Borrower remains responsible for the payment in full of all amounts drawn thereunder and related fees, costs and expenses, for the account of any Group Member), Letters of Credit (denominated in Dollars and with face amounts that are at least $100,000) from time to time on any Business Day during the period from the Closing Date through the earlier of the Revolving Credit Termination Date and 7 days prior to the Scheduled Revolving Credit Termination Date; provided, however, that such L/C Issuer shall not be under any obligation to Issue any Letter of Credit upon the occurrence of any of the following, after giving effect to such Issuance:

(i)            (A) the aggregate Revolving Credit Outstandings would exceed the aggregate Revolving Credit Commitments or (B) the L/C Obligations for all Letters of Credit would exceed the L/C Sublimit;

(ii)           the expiration date of such Letter of Credit (A) is not a Business Day, (B) is more than one year after the date of issuance thereof or (C) is later than 7 days prior to the Scheduled Revolving Credit Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of the Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor the Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (C) above; or

(iii)          (A) any fee due in connection with, and on or prior to, such Issuance has not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not reasonably acceptable to such L/C Issuer or (C) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower (and, if such Letter of Credit is issued for the account of any other Group Member, such Group Member), the documents that such L/C Issuer generally uses in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

For each such Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from the Administrative Agent or the Required Revolving Credit Lenders that any condition precedent contained in Section 3.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

(b)           Notice of Issuance. The Borrower shall give the relevant L/C Issuer and the Administrative Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. (Standard Time) on the third Business Day prior to the date of such requested Issuance. Such notice may be made in a writing substantially the form of Exhibit E duly completed or in a writing in any other form acceptable to such L/C Issuer (an “L/C Request”) or by telephone if confirmed promptly, but in any event within one Business Day and prior to such Issuance, with such an L/C Request.

(c)           Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide the Administrative Agent (which, after receipt, the Administrative Agent shall provide to each Revolving Credit Lender), in form and substance satisfactory to the Administrative Agent, each of the following on the following dates:  (i) on or prior to (A) any Issuance of any Letter of Credit by such L/C Issuer, (B) any drawing under any such Letter of Credit or (C) any payment (or failure to pay when due) by the Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment, (ii) upon the request of the Administrative Agent (or any Revolving Credit Lender through the Administrative Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by the Administrative Agent and (iii) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the L/C Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(d)           Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the L/C Obligations, each Revolving Credit Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related L/C Obligations in an amount equal to such Lender’s Pro Rata Share of such L/C Obligations.

(e)           Reimbursement Obligations of the Borrower. The Borrower agrees to pay to the L/C Issuer of any Letter of Credit each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrower receives notice from such L/C Issuer that payment has been made under such Letter of Credit or that such

L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (i) below. In the event that any L/C Issuer incurs any L/C Reimbursement Obligation not repaid by the Borrower as provided in this clause (e) (or any such payment by the Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify the Administrative Agent of such failure (and, upon receipt of such notice, the Administrative Agent shall forward a copy to each Revolving Credit Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrower with interest thereon computed (i) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (ii) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans.

(f)                                    Reimbursement Obligations of the Revolving Credit Lenders. Upon receipt of the notice described in clause (e) above from the Administrative Agent, each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share of such L/C Reimbursement Obligation. By making such payment (other than during the continuation of an Event of Default under Section 9.1(e)), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt thereof by such L/C Issuer, the Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the related L/C Obligations. Such participation shall not otherwise be required to be funded. Upon receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (f) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay over to such Lender all payments received after such payment by such L/C Issuer with respect to such portion.

(g)                                 Obligations Absolute. The obligations of the Borrower and the Revolving Credit Lenders pursuant to clauses (d), (e) and (f) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (i) (A) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (B) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (C) any loss or delay, including in the transmission of any document, (ii) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Group Member) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (iii) in the case of the obligations of any Revolving Credit Lender, (A) the failure of any condition precedent set forth in Section 3.2 to be satisfied (each of which conditions precedent the Revolving Credit Lenders hereby irrevocably waive) or (B) any adverse change in the condition (financial or otherwise) of any Loan Party and (iv) any other act or omission to act or delay of any kind of any Secured Party or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of any obligation of the Borrower or any Revolving Credit Lender hereunder; provided, however, the foregoing shall not be construed to excuse the any L/C Issuer from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such L/C Issuer’s failure to comply with its duties as an issuing bank under applicable law or gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

Section 2.5                                      Reduction and Termination of the Commitments. (a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate in whole or reduce in part (but not to an amount less than the Revolving Credit Outstandings) ratably any unused portion of the Revolving Credit Commitments; provided, however, that each partial reduction shall be in an aggregate amount that is an integral multiple of $1,000,000.

(b)                                 Mandatory. All outstanding Commitments shall terminate (i) in the case of the Term Loan Facility, on the last day of the Term Loan Availability Period and (ii) in the case of the Revolving Credit Facility, on the Scheduled Revolving Credit Termination Date.

Section 2.6                                      Repayment of Loans. (a) The Borrower promises to repay the entire unpaid principal amount of the Revolving Loans and the Swing Loans on the Scheduled Revolving Credit Termination Date.

(b)                                 The Borrower promises to repay the Term Loans on the Term Loan Maturity Date and at the dates and in the amounts set forth below:

DATE

AMOUNT
(as a percentage of the amount
outstanding on (i) March 31,
2006 after giving effect to an
advance, if any, of the Term
Loan on that date or (ii) the
date of the second advance of
the Term Loan, whichever is
earlier)

March 31, 2006	0.33%
June 30, 2006	0.33%
September 30, 2006	0.34%
December 31, 2006	0.25%
March 31, 2007	0.25%
June 30, 2007	0.25%
September 30, 2007	0.25%
December 31, 2007	0.25%
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
December 31, 2008	0.25%
March 31, 2009	0.25%
June 30, 2009	0.25%
September 30, 2009	0.25%
December 31, 2009	0.25%
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	23.50%
March 31, 2012	23.50%
June 30, 2012	23.50%
7th anniversary of the Closing Date	23.50%

Section 2.7                                      Optional Prepayments. The Borrower may prepay the outstanding principal amount of any Loan in whole or in part at any time (together with any breakage costs that may be owing pursuant to Section 2.16(a) after giving effect to such prepayment); provided, however, that each partial prepayment that is not of the entire outstanding amount under any Facility shall be in an aggregate amount that is an integral multiple of $1,000,000.

Section 2.8                                      Mandatory Prepayments. (a) Excess Cash Flow. The Borrower shall pay or cause to be paid to the Administrative Agent, within 15 Business Days after the last date Financial Statements can be delivered pursuant to Section 6.1(c) for each Fiscal Year (commencing with the Fiscal Year ending December 31, 2006), an amount equal to 50% of the Excess Cash Flow for such Fiscal Year. The initial payment to the Administrative Agent made pursuant to the preceding sentence shall include a payment of an amount equal to 50% of the Excess Cash Flow for (i) the Fiscal Year ending December 31, 2006 and (ii) the portion of the Fiscal Year beginning with the Closing Date and ending on December 31, 2005.

(b)                                 Equity Issuances. Upon receipt on or after the Closing Date by any Loan Party or any of its Subsidiaries of Net Cash Proceeds arising from the issuance or Sale by any Loan Party or any of its Subsidiaries of its own Stock (other than (A) any issuance of Stock of such Loan Party occurring in the ordinary course of business to any director, member of the management or employee of the Borrower or its Subsidiaries, (B) any issuance of Stock to the Permitted Investors, their respective Affiliates or co-investors or (C) any issuance of Stock in connection with Permitted Acquisitions), the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 50% of such Net Cash Proceeds; provided, however, that the foregoing percentage shall be permanently reduced to 25% after the first Fiscal Year ending after the Closing Date as to which Holding’s Consolidated Senior Leverage Ratio (determined as of the last day of such year) is less than 1.50 to 1.0.

(c)                                  Asset Sales and Property Loss Events. Upon receipt on or after the Closing Date by any Loan Party or any of its Subsidiaries of Net Cash Proceeds arising from (i) any Sale by any Group Member of any of its property other than Sales of its own Stock and Sales of property permitted hereunder in reliance upon any of clauses (a) through (e) of Section 8.4 or (ii) any Property Loss Event with respect to any property of any Group Member to the extent resulting in the receipt by any of them of Net Cash Proceeds in excess of $500,000, the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 100% of such Net Cash Proceeds; provided, however, that, upon any such receipt, as long as no Event of Default shall be continuing, any Group Member may make Permitted Reinvestments with such Net Cash Proceeds and the Borrower shall not be required to make or cause such payment to the extent (x) such Net Cash Proceeds are intended to be used to make Permitted Reinvestments and (y) on each Reinvestment Prepayment Date for such Net Cash Proceeds, the Borrower shall pay or cause to be paid to the Administrative Agent an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Prepayment Date in respect of such Net Cash Proceeds.

(d)                                 Excess Outstandings. On any date on which the aggregate principal amount of Revolving Credit Outstandings exceeds the aggregate Revolving Credit Commitments, the Borrower shall pay to the Administrative Agent an amount equal to such excess.

(e)                                  Application of Payments. Any payments made to the Administrative Agent pursuant to this Section 2.8 shall be applied to the Obligations in accordance with Section 2.12(b).

Section 2.9                                      Interest. (a) Rate. All Loans and the outstanding amount of all other Obligations (other than pursuant to Secured Hedging Agreements) shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:  (i) in the case of Base Rate Loans, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin, each as in effect from time to time, (ii) in the case of LIBO Rate Loans, at a rate per annum equal to the sum of the LIBO Rate and the Applicable Margin, each as in effect for the applicable Interest Period, and (iii) in the case of other Obligations, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin for Revolving Loans that are Base Rate Loans, each as in effect from time to time.

(b)                                 Payments. Interest accrued shall be payable in arrears (i) if accrued on the principal amount of any Loan, (A) at maturity (whether by acceleration or otherwise), (B) if such Loan is a Term Loan, upon the payment or prepayment of the principal amount on which such interest has accrued and (C)(1) if such Loan is a Base Rate Loan (including a Swing Loan), on the last day of each calendar quarter commencing on the first such day following the making of such Loan, (2) if such Loan is a LIBO Rate Loan, on the last day of each Interest Period applicable to such Loan and on each date during such Interest Period occurring every 3 months from the first day of such Interest Period and (ii) if accrued on any other Obligation, on demand from and after the time such Obligation is due and payable (whether by acceleration or otherwise).

(c)                                  Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any Loan Document, upon (i) the occurrence of any Event of Default under Section 9.1(a) or (ii) upon the occurrence of an Event of Default under Section 9.1(e)(ii) and delivery of a notice by Administrative Agent or Required Lenders during the continuance thereof imposing default interest, and, in each case, for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation but excluding any Secured Hedging Obligations) that have not been paid when due, as applicable, shall bear interest at a rate that is 2% per annum in excess of the interest rate applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

Section 2.10                                Conversion and Continuation Options. (a) Option. The Borrower may elect (i) in the case of any LIBO Rate Loan, (A) to continue such LIBO Rate Loan or any portion thereof for an additional Interest Period on the last day of the Interest Period applicable thereto and (B) to convert such LIBO Rate Loan or any portion thereof into a Base Rate Loan at any time on any Business Day, subject to the payment of any breakage costs required by Section 2.16(a), and (ii) in the case of Base Rate Loans (other than Swing Loans), to convert such Base Rate Loans or any portion thereof into LIBO Rate Loans at any time on any Business Day upon 3 Business Days’ prior notice; provided, however, that, (x) for each Interest Period, the aggregate amount of LIBO Rate Loans having such Interest Period must be an integral multiple of $1,000,000 and (y) no conversion in whole or in part of Base Rate Loans to LIBO Rate Loans and no continuation in whole or in part of LIBO Rate Loans shall be permitted at any time at which (1) an Event of Default shall be continuing and the Administrative Agent or the Required Lenders shall have determined not to permit such conversions or continuations or (2) such continuation or conversion would be made during a suspension imposed by Section 2.15.

(b)                                 Procedure. Each such election shall be made by giving the Administrative Agent at least 3 Business Days’ prior notice (or, in the case of any conversion into Base Rate Loans, 1 Business Days’ notice) in substantially the form of Exhibit F (a “Notice of Conversion or Continuation”) duly completed. The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. If the Administrative Agent does not receive a timely Notice of Conversion or Continuation from the Borrower containing a permitted election to continue or convert any LIBO Rate Loan, then, upon the expiration of the applicable Interest Period, such Loan shall be automatically converted to a Base Rate Loan. Each partial conversion or continuation shall be allocated ratably among the Lenders in the applicable Facility in accordance with their Pro Rata Share.

Section 2.11                                Fees. (a) Unused Commitment Fees. The Borrower agrees to pay to (i) each Revolving Credit Lender a commitment fee on the actual daily amount by which the Revolving Credit Commitment of such Lender exceeds its Pro Rata Share of the sum of (A) the aggregate outstanding principal amount of Revolving Loans and (B) the outstanding amount of the L/C Obligations for all Letters of Credit (the “Unused Revolving Credit Commitment Fee”) from the date hereof through the Revolving Credit Termination Date at a rate per annum equal to 0.50%, payable in arrears (x) on the last day of each calendar quarter and (y) on the Revolving Credit Termination Date and (ii) each Term Loan Lender a commitment fee on the actual daily amount by which the Term Loan Commitment of such Lender exceeds its Pro Rata Share of the aggregate outstanding principal amount of Term Loans funded on the Closing Date (the “Unused Term Loan Commitment Fee”) from the date hereof through the date that is earlier of (x) the second advance of the  Term Loan and (y) the last day of the Term Loan Availability Period at a rate per annum equal to 1.00%, payable in arrears (x) on the last day of each calendar quarter and (y) on such earlier date.

(b)                                 Letter of Credit Fees. The Borrower agrees to pay, with respect to all Letters of Credit issued by any L/C Issuer, (i) to such L/C Issuer, certain fees, documentary and processing charges as separately agreed between the Borrower and such L/C Issuer or otherwise in accordance with such L/C Issuer’s standard schedule in effect at the time of determination thereof and (ii) to the Administrative Agent, for the benefit of the Revolving Credit Lenders according to their Pro Rata Shares, a fee accruing at a rate per annum equal to the Applicable Margin for Revolving Loans that are LIBO Rate Loans on the maximum undrawn face amount of such Letters of Credit, payable in arrears (A) on the last day of each calendar quarter, ending after the issuance of such Letter of Credit and so long as any Letter of Credit remains outstanding, including after the Revolving Credit Termination Date, and (B) on the Revolving Credit Termination Date.

(c)                                  Additional Fees. The Borrower shall pay to the Administrative Agent and its Related Persons its reasonable and customary fees and expenses in connection with any payments made pursuant to Section 2.16(a) (Breakage Costs) and has agreed to pay the additional fees described in the Fee Letter.

Section 2.12                                Application of Payments. (a) Application of Voluntary Prepayments. Unless otherwise provided in this Section 2.12 or elsewhere in any Loan Document, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied to repay the Obligations the Borrower designates.

(b)                                 Application of Mandatory Prepayments. Subject to the provisions of clause (c) below with respect to the application of payments during the continuance of an Event of Default, any payment made by the Borrower to the Administrative Agent pursuant to Section 2.8 or any other prepayment of the Obligations required to be applied in accordance with this clause (b) shall be applied first, (other than in respect of any payment required pursuant to Section 2.8(d)) to repay the outstanding principal balance of the Term Loans, second, to repay the outstanding principal balance of the Revolving Loans and the Swing Loans (without reduction of the Revolving Credit Commitment or Swingline Commitment), third, in the case of any payment required pursuant to Section 2.8(d), to provide cash collateral to the extent and in the manner in Section 9.3 and, then, any excess shall be retained by the Borrower. Amounts prepaid in respect of Term Loans may not be reborrowed.

(c)                                  Application of Payments During an Event of Default. Each of Holdings and the Borrower hereby irrevocably waives, and agrees to cause each Loan Party and each other Group Member to waive, the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral and agrees that, notwithstanding the provisions of clause (a) above, the Administrative Agent may, and, upon either (A) the direction of the Required Lenders or (B) the termination of any Commitment or the acceleration of any Obligation pursuant to Section 9.2, shall, apply all payments in respect of any Obligation, all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent, (ii) second, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders and the L/C Issuers, (iii) third, to pay interest then due and payable in respect of the Loans and L/C Reimbursement Obligations, (iv) fourth, to repay the outstanding principal amounts of the Loans and L/C Reimbursement Obligations and to provide cash collateral for Letters of Credit in the manner and to the extent described in Section 9.3, (v) fifth, to pay amounts owing with respect to Secured Hedging Agreements and (vi) sixth, to the ratable payment of all other Obligations.

(d)                                 Application of Payments Generally. All payments that would otherwise be allocated to the Revolving Credit Lenders pursuant to this Section 2.12 shall instead be allocated first, to repay interest on Swing Loans, on any portion of the Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender and on any L/C Reimbursement Obligation, in each case for which the Administrative Agent or, as the case may be, the L/C Issuer has not then been reimbursed by such Lender or the Borrower, second to pay the outstanding principal amount of the foregoing obligations and third, to repay the Revolving Loans. All repayments of any Revolving Loans or Term Loans shall be applied first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as LIBO Rate Loans, with those LIBO Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods. All repayments of Term Loans (other than prepayments under Section 2.12(a)) shall be applied to reduce ratably the remaining installments of such outstanding principal amounts of the Term Loans. If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.12, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations. Any priority level set forth in this Section 2.12 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

Section 2.13                                Payments and Computations. (a) Procedure. The Borrower shall make each payment under any Loan Document not later than 2:00 p.m. (Standard Time) on the day when due to the Administrative Agent by wire transfer to the following account (or at such other account or by such other means to such other address as the Administrative Agent shall have notified the Borrower in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

ABA No. 021001033
Account Number 50232854
Deutsche Bank Trust Company Americas, New York, New York
Account Name:  GECC/CAF Depository,
Reference:  CFN6737

The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.12. The Lenders shall make any payment under any Loan Document in immediately available Dollars and without setoff or counterclaim. Each Revolving Credit Lender shall make each payment for the account of any L/C Issuer or Swingline Lender required pursuant to Section 2.3 or 2.4 (A) if the notice or demand therefor was received by such Lender prior to 2:00 p.m. (Standard Time) on any Business Day, on such Business Day and (B) otherwise, on the Business Day following such receipt. Payments received by the Administrative Agent after 2:00 p.m. (Standard Time) shall be deemed to be received on the next Business Day.

(b)                                 Computations of Interests and Fees. All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days (or, in the case of Base Rate Loans whose interest rate is calculated based on the rate set forth in clause (a) of the definition of “Base Rate”, 365/366 days), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent (including determinations of a LIBO Rate or Base Rate in accordance with the definitions of “LIBO Rate” and “Base Rate”, respectively) and shall be conclusive, binding and final for all purposes, absent manifest error.

(c)                                  Payment Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time.

(d)                                 Advancing Payments. Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans under the applicable Facility) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

Section 2.14                                Evidence of Debt. (a) Records of Lenders. Each Lender shall maintain in accordance with its usual practice accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. In addition, each Lender having sold a participation in any of its Obligations or having identified an SPV as such to the Administrative Agent, acting as agent of the Borrower solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as such Lender shall notify the Borrower) a record (which shall be available for inspection by the Borrower and the Administrative Agent) of ownership, in which such Lender shall register by book entry (A) the name and address of each such participant and SPV (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such participant and SPV in any Obligation, in any Commitment and in any right to receive any payment hereunder.

(b)                                 Records of Administrative Agent. The Administrative Agent, acting as agent of the Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.14, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as the Administrative Agent may notify the Borrower) (which shall be available for inspection by the Borrower and each Lender as to itself) (A) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent, each Lender and each L/C Issuer in the Term Loans and the Revolving Credit Outstandings, each of their obligations under this Agreement to participate in each Loan, Letter of Credit and L/C Reimbursement Obligation, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Section 2.18 (Substitution of Lenders) and Section 11.2 (Assignments and Participations; Binding Effect)), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above and, for LIBO Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid and (6) any other payment received by the Administrative Agent from the Borrower and its application to the Obligations.

(c)                                  Registered Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in L/C Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.14 and Section 11.2 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(d)                                 Prima Facie Evidence. The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or the Administrative Agent to maintain any such account shall affect the obligations of any Loan Party to repay the Loans in accordance with their terms. In addition, the Loan Parties, the Administrative Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or L/C Issuer shall be available for inspection by the Borrower, the Administrative Agent, such Lender or such L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Notes. Upon any Lender’s request, the Borrower shall promptly execute and deliver Notes to such Lender evidencing the Loans of such Lender in a Facility and substantially in the form of Exhibit B; provided, however, that only one Note for each Facility shall be issued to each Lender, except (i) to an existing Lender exchanging existing Notes to reflect changes in the Register relating to such Lender, in which case the new Notes delivered to such Lender shall be dated the date of the original Notes and (ii) in the case of loss, destruction or mutilation of existing Notes and similar circumstances. Each Note, if issued, shall only be issued as means to evidence the right, title or interest of a Lender or a registered assignee in and to the related Loan, as set forth in the Register, and in no event shall any Note be considered a bearer instrument or obligation.

Section 2.15                                Suspension of LIBO Rate Option. Notwithstanding any provision to the contrary in this Article II, the following shall apply:

(a)                                  Interest Rate Unascertainable, Inadequate or Unfair. In the event that (A) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBO Rate is determined or (B) the Required Lenders notify the Administrative Agent that the LIBO Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall promptly so notify the Borrower and the Lenders, whereupon the obligation of each Lender to make or to continue LIBO Rate Loans shall be suspended as provided in clause (c) below until, in the case of (A) above, the Administrative Agent shall notify the Borrower that the circumstances causing such suspension no longer exist, or, in the case of (B) above, that it has been notified by the Required Lenders that such circumstances no longer exist.

(b)                                 Illegality. If any Lender determines that the introduction of, or any change in or in the interpretation of, any Requirement of Law after the date of this Agreement shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender or its applicable lending office to make LIBO Rate Loans or to continue to fund or maintain LIBO Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, the obligation of such Lender to make or to continue LIBO Rate Loans shall be suspended as provided in clause (c) below until such Lender shall, through the Administrative Agent, notify the Borrower that it has determined that it may lawfully make LIBO Rate Loans.

(c)                                  Effect of Suspension. If the obligation of any Lender to make or to continue LIBO Rate Loans is suspended, (A) the obligation of such Lender to convert Base Rate Loans into LIBO Rate Loans shall be suspended, (B) such Lender shall make a Base Rate Loan at any time such Lender would otherwise be obligated to make a LIBO Rate Loan, (C) the Borrower may revoke any pending Notice of Borrowing or Notice of Conversion or Continuation to make or continue any LIBO Rate Loan or to convert any Base Rate Loan into a LIBO Rate Loan and (D) each LIBO Rate Loan of such Lender shall automatically and immediately (or, in the case of any suspension pursuant to clause (a) above, on the last day of the current Interest Period thereof) be converted into a Base Rate Loan.

Section 2.16                                Breakage Costs; Increased Costs; Capital Requirements. (a) Breakage Costs. The Borrower shall compensate each Lender, upon demand from such Lender to such Borrower (with copy to the Administrative Agent), for all Liabilities (including, in each case, those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or to maintain the LIBO Rate Loans of such Lender to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may incur (A) to the extent, for any reason other than solely by reason of such Lender being a Non-Funding Lender, a proposed Borrowing, conversion into or continuation of LIBO Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation or in a similar request made by telephone by the Borrower, (B) to the extent any LIBO Rate Loan is paid (whether through a scheduled, optional or mandatory prepayment) or converted to a Base Rate Loan (including because of Section 2.15 on a date that is not the last day of the applicable Interest Period or (C) as a consequence of any failure by the Borrower to repay LIBO Rate Loans when required by the terms hereof. For purposes of this clause (a), each Lender shall be deemed to have funded each LIBO Rate Loan made by it using a matching deposit or other borrowing in the London interbank market.

(b)                                 Increased Costs. If at any time any Lender or L/C Issuer determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law whether or not having the force of law (other than any imposition or increase of LIBO Reserve Requirements) from any Governmental Authority shall have the effect of (i) increasing the cost to such Lender of making, funding or maintaining any LIBO Rate Loan or to agree to do so or of participating, or agreeing to participate, in extensions of credit, (ii) increasing the cost to such L/C Issuer of Issuing or maintaining any Letter of Credit or of agreeing to do so or (iii) imposing any other cost to such Lender or L/C Issuer with respect to compliance with its obligations under any Loan Document, in each case, other than Non-Excluded Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender or L/C Issuer, and the result of any of the foregoing is to increase the cost to such Lender or L/C Issuer, by an amount that such Lender or L/C Issuer deems to be material, of making, converting into, continuing or maintaining LIBO Rate Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, upon demand to the Borrower by such Lender or L/C Issuer (with copy to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender or L/C Issuer amounts sufficient to compensate such Lender or L/C Issuer for such increased cost.

(c)                                  Increased Capital Requirements. If at any time any Lender or L/C Issuer determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of LIBO Reserve Requirements) from any Governmental Authority regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, any Lender or L/C Issuer or any similar requirement (in each case other than any imposition or increase of LIBO Reserve Requirements) shall have the effect of reducing the rate of return on the capital of such Lender’s or L/C Issuer (or any corporation controlling such Lender or L/C Issuer) as a consequence of its obligations under or with respect to any Loan Document or Letter of Credit to a level below that which, taking into account the capital adequacy policies of such Lender, L/C Issuer or corporation, such Lender, L/C Issuer or corporation could have achieved but for such adoption or change, by an amount deemed by such Lender to be material, then, upon demand to the Borrower from time to time by such Lender or L/C Issuer (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such reduction.

(d)                                 Compensation Certificate. Each demand for compensation under this Section 2.16 shall be accompanied by a certificate of the Lender or L/C Issuer claiming such compensation, setting forth the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, such Lender or L/C Issuer may use any reasonable averaging and attribution methods. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower of such Lender’s or L/C Issuer’s intention to claim compensation therefor, provided, however, that if any adoption of, or any change in or in the interpretation, application or administration of, or compliance with any Requirement of Law that precipitated such demand is given retroactive effect, such 180 day period shall be increased to take into account such retroactive effect.

Section 2.17                                Taxes. (a) Payments Free and Clear of Taxes. Except as provided by law or as otherwise provided in this Section 2.17, each payment by any Loan Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, “Taxes”) other than for (i) Taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (ii) withholding Taxes that are imposed on amounts payable to a Secured Party (other than a Substitute Lender) to the extent that the obligation to withhold amounts existed on the date that such Secured Party became a “Secured

Party” under this Agreement in the capacity under which such Secured Party makes a claim under clause (b), except in each case to the extent such Secured Party is an assignee of any other Secured Party that was entitled, at the time the assignment of such other Secured Party became effective, to receive additional amounts under clause (b) or (iii) taxes that are directly attributable to the failure by any Secured Party to deliver the documentation required to be delivered pursuant to clause (g) below (collectively, “Excluded Taxes” and all such non-Excluded Taxes, “Non-Excluded Taxes”).

(b)                                 Additional Payments. If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document (other than any Secured Hedging Agreement) to any Secured Party (i) in the case of Non-Excluded Taxes, such amount shall be increased as necessary to ensure that, after all required deductions for Non-Excluded Taxes are made (including deductions applicable to any increases to any amount under this Section 2.17), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Loan Party shall make such deductions, (iii) the relevant Loan Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Loan Party shall deliver to the Administrative Agent an original or certified copy of a receipt evidencing such payment.

(c)                                  Other Taxes. In addition, the Borrower agrees to pay, and authorizes the Administrative Agent to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.11, the original or a certified copy of a receipt evidencing payment thereof.

(d)                                 Indemnification. The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Administrative Agent), each Secured Party for all Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted. A certificate of the Secured Party (or of the Administrative Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to the Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error.

(e)                                  Tax Refunds.  If any Secured Party become aware that it is entitled to receive any refund, offset, reduction, or credit in respect of amounts paid by the Borrower pursuant to this Section 2.17, which in the sole discretion of such Secured Party is allocable to such payment, it shall promptly notify the Borrower of the availability of such refund, offset, reduction, or credit and shall, within 30 days after the receipt of a request by the Borrower, apply for such refund, offset, reduction, or credit. If any Secured Party determines in its sole discretion that it has received a refund, offset, reduction, or credit in respect of any amounts paid by the

Borrower pursuant to this Section 2.17, which in the sole discretion of such Secured Party is allocable to such payment, it shall promptly notify the Borrower of such refund, offset, reduction, or credit and shall, within 15 days after receipt, repay such refund, offset, reduction, or credit to the Borrower net of all out-of-pocket expenses of such Secured Party; provided, however, that the Borrower, upon the request of such Secured Party, agrees to repay the amount paid over to the Borrower to such Secured Party in the event such Secured Party is required to repay such refund, offset, reduction, or credit.

(f)                                    Mitigation. Any Lender claiming any additional amounts payable pursuant to this Section 2.17 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the good faith determination of such Lender, be otherwise disadvantageous to such Lender.

(g)                                 Tax Forms. (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if reasonably requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two properly completed originals of each of the following, as applicable:  (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Administrative Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS properly certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to any payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this Section 2.17, a Non-U.S. Lender Party shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(ii)                                  Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (g) and (D) from time to time if reasonably requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two properly completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form. Notwithstanding any other provision of this Section 2.17, a U.S. Lender Party shall not be required to deliver any form pursuant to this paragraph that such U.S. Lender is not legally able to deliver.

(iii)                               Each Lender having sold a participation in any of its Obligations or identified an SPV as such to the Administrative Agent shall collect from such participant or SPV the documents described in this clause (g) and provide them to the Administrative Agent.

Section 2.18                                Substitution of Lenders. (a) Substitution Right. In the event that any Lender in any Facility (an “Affected Lender”), (i) makes a claim under clause (b) (Increased Costs) or (c) (Increased Capital Requirements) of Section 2.16, (ii) notifies the Borrower pursuant to Section 2.15(b) (Illegality) that it becomes illegal for such Lender to continue to fund or make any LIBO Rate Loan in such Facility, (iii) makes a claim for payment pursuant to Section 2.17(b) (Taxes), (iv) becomes a Non-Funding Lender with respect to such Facility or (v) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of other Lenders in such Facility, the Borrower may either pay in full such Affected Lender with respect to amounts due in such Facility or substitute for such Affected Lender in such Facility any Lender or any Affiliate or Approved Fund of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent (in each case, a “Substitute Lender”).

(b)                                 Procedure. To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender under such Facility, the Borrower shall deliver a notice to the Administrative Agent and such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery to the Administrative Agent by the Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender with respect to such Facility (including those that will be owed because of such payment and all Obligations that would be owed to such Lender if it was solely a Lender in such Facility), (ii) in the case of a payment in full of the Obligations owing to such Affected Lender in the Revolving Credit Facility, payment of any amount that, after giving effect to the termination of the Commitment of such Affected Lender, is required to be paid pursuant to Section 2.8(d) (Excess Outstandings) and (iii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 11.2(c) and (B) an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents and assume the Commitment of the Affected Lender under such Facility.

(c)                                  Effectiveness. Upon satisfaction of the conditions set forth in clause (b) above, the Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full in any Facility, such Affected Lender’s Commitments in such Facility shall be terminated and (ii) in the case of any substitution in any Facility, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents with respect to such Facility, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Commitments, (B) the Substitute Lender shall become a “Lender” hereunder having a Commitment in such Facility in the amount of such Affected Lender’s Commitment in such Facility and (C) the Affected Lender shall execute and deliver to the Administrative Agent an Assignment to evidence such substitution and deliver any Note in its possession with respect to such Facility; provided, however, that the failure of any Affected Lender to execute any such Assignment or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

ARTICLE III

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 3.1                                      Conditions Precedent to Initial Loans and Letters of Credit. The obligation of each Lender to make any Loan on the Closing Date and the obligation of each L/C Issuer to Issue any Letter of Credit on the Closing Date is subject to the satisfaction or due waiver of each of the following conditions precedent on or before October 15, 2005:

(a)                                  Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise agreed by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent:

(i)                                     this Agreement duly executed by Holdings and the Borrower and, for the account of each Lender having requested the same by notice to the Administrative Agent and the Borrower received by each at least 3 Business Days prior to the Closing Date (or such later date as may be agreed by the Borrower), Notes in each applicable Facility conforming to the requirements set forth in Section 2.14(e);

(ii)                                  the Guaranty and Security Agreement, duly executed by the Borrower and each Guarantor, together with (A) copies of UCC, Intellectual Property and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings and other documents with respect to the priority of the security interest of the Administrative Agent in the Collateral, in each case as may be reasonably requested by the Administrative Agent and (B) all certificates and instruments representing all Securities being pledged pursuant to such Guaranty and Security Agreement and related undated powers or endorsements duly executed in blank.

(iii)                               duly executed favorable opinions of counsel to the Loan Parties in New York, each addressed to the Administrative Agent, the L/C Issuers and the Lenders and addressing such matters as the Administrative Agent may reasonably request;

(iv)                              a copy of each Constituent Document of each Loan Party that is on file with any Governmental Authority in the jurisdiction of such Loan Party’s organization, certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Loan Party in such jurisdiction;

(v)                                 a certificate of the secretary or other officer of each Loan Party in charge of maintaining books and records of such Loan Party certifying as to (A) the names and signatures of each officer of such Loan Party authorized to execute and deliver any Loan Document, (B) the Constituent Documents of such Loan Party attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification (or, for any such Constituent Document delivered pursuant to clause (iv) above, that there have been no changes from such Constituent Document so delivered) and (C) the resolutions of such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party;

(vi)                              a certificate of a Responsible Officer of the Borrower to the effect that (A) each condition set forth in Section 3.2(b) has been satisfied, (B)  the Loan Parties taken as a whole and the Borrower are Solvent after giving effect to the initial Loans, any delayed draw Term Loans and Letters of Credit, the consummation of the Related Transactions, the application of the proceeds thereof in accordance with Section 7.9 and the payment of all estimated legal, accounting and other fees and expenses related hereto and thereto, (C) the Consolidated EBITDA, after giving pro forma effect to the consummation of the Acquisition, including adjustments reasonably acceptable to the Administrative Agent, for the Borrower for the last period of twelve months ending on the most recently ended month for which financial statements are available is not less than $22,000,000, (D) the Indebtedness of the Borrower on the Closing Date after giving effect to the initial Loans, any delayed draw Term Loans and Letters of Credit issued on the Closing Date is not in excess of $65,000,000 and (E) attached thereto is a complete and correct copy of each Related Document;

(vii)                           insurance certificates in form and substance reasonably satisfactory to the Administrative Agent demonstrating that the insurance policies required by Section 7.5 are in full force and effect and have all endorsements required by such Section 7.5; and

(viii)                        a completed perfection certificate in form and substance reasonably satisfactory to the Administrative Agent, duly executed by the Borrower on behalf of itself and each Guarantor, together with all attachments contemplated thereby.

(b)                                 Fee and Expenses. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, its Related Persons, any L/C Issuer or any Lender, as the case may be, all fees and all reimbursements of costs or expenses, in each case due and payable under any Loan Document on or before the Closing Date for which invoices have been presented.

(c)                                  Consents. Each Group Member shall have received all material consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all material Permits of, and effected all material notices to and filings with, any Governmental Authority, in each case, as may be necessary in connection with the consummation of the transactions contemplated in any Loan Document or Related Document (including the Related Transactions).

(d)                                 Related Transactions. The Administrative Agent shall be reasonably satisfied that, (i) subject only the funding of the initial Loans hereunder and the use of proceeds thereof, as certified to the Administrative Agent, all conditions precedent to the consummation of the Acquisition will have been satisfied or duly waived (if such waiver would reasonably be expected to have a materially adverse effect on the Lenders) with the consent of the Administrative Agent and the Acquisition will have been consummated in accordance with the Acquisition Agreement at a purchase price not in excess of the amount contemplated by the Acquisition Agreement and the schedules thereto plus fees, costs and expenses associated with the foregoing in an amount reasonably approved by the Administrative Agent, (ii) the Permitted Investors’ Equity Investment will have been made and (iii) the Restricted Stock Grant will have been made.

(e)                                  Intentionally Omitted.

(f)                                    Employment Agreements and Letters. The Administrative Agent shall have received employment agreements in form and substance reasonably satisfactory to the Administrative Agent between the Borrower and each of Gerry Creagh, Noah Gottdiener, Chet Gougis, and Jacob Silverman and the form of employment letter to be used between the Borrower and each other managing director who, prior to the Closing Date, was an employee, partner or member of the Acquired Company.

(g)                                 Solvency and Balance Sheet. Receipt by the Administrative Agent of the Pro Forma Balance Sheet, reasonably satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall be reasonably satisfied, based on financial statements (actual and pro forma), projections and other evidence provided by the Borrower, or reasonably requested by the Administrative Agent, that the Borrower after incurring the indebtedness contemplated by the Credit Facility, will be Solvent.

(h)                                 Financial Statements. The Administrative Agent shall have received the financial statements and Initial Projections referred to in Section 4.4

Section 3.2                                      Conditions Precedent to Each Loan and Letter of Credit. The obligation of each Lender on any date (including the Closing Date) to make any Loan and of each L/C Issuer on any date (including the Closing Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a)                                  Request. The Administrative Agent (and, in the case of any Issuance, the relevant L/C Issuer) shall have received, to the extent required by Article II, a written, timely and duly executed and completed Notice of Borrowing, Swingline Request or, as the case may be, L/C Request.

(b)                                 Representations and Warranties; No Defaults. The following statements shall be true on such date, both before and after giving effect to such Loan or, as applicable, such Issuance:  (i) the representations and warranties set forth in any Loan Document shall be true and correct in all material respects, on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date and (ii) no Default shall be continuing.

(c)                                  Additional Matters. The Administrative Agent shall have received such additional documents and information as any Lender, through the Administrative Agent, may reasonably request.

The representations and warranties set forth in any Notice of Borrowing, Swingline Request or L/C Request (or any certificate delivered in connection therewith) shall be deemed to be made again on and as of the date of the relevant Loan or Issuance and the acceptance of the proceeds thereof or of the delivery of the relevant Letter of Credit.

Section 3.3                                      Determinations of Initial Borrowing Conditions. For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to be satisfied with each document and each other matter required to be satisfactory to such Lender unless, prior to the Closing Date, the Administrative Agent receives notice from such Lender specifying such Lender’s objections and such Lender has not made available its Pro Rata Share of any Borrowing scheduled to be made on the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the L/C Issuers and the Administrative Agent to enter into the Loan Documents, each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) represents and warrants to each of them each of the following on and as of each date applicable pursuant to Section 3.2 and giving effect to the consummation of the Related Transactions:

Section 4.1                                      Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its material property, to lease or sublease any material property it operates under lease or sublease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not have a

Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, except where the failure to obtain such Permits, make such filings or give such notices would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2                                      Loan and Related Documents. (a) Power and Authority. The execution, delivery and performance by each Loan Party of the Loan Documents and Related Documents to which it is a party and the consummation of the Related Transactions and other transactions contemplated therein (i) are within such Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Securities), (ii) do not (A) contravene such Loan Party’s Constituent Documents, (B) violate in any material respect any applicable Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Loan Party or any of its Subsidiaries (including other Related Documents or Loan Documents) other than those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Loan Party or any of its Subsidiaries and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the Loan Documents, the filings required to perfect the Liens created by the Loan Documents, (B) those listed on Schedule 4.2 and that have been, or will be prior to the Closing Date, obtained or made, copies of which have been, or will be prior to the Closing Date, delivered to the Administrative Agent if so requested by the Administrative Agent, and each of which on the Closing Date will be in full force and effect and (C) those that, if not obtained, would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Due Execution and Delivery. From and after its delivery to the Administrative Agent, each Loan Document and as of the Closing Date, each Related Document has been duly executed and delivered to the other parties thereto by each Loan Party party thereto, is the legal, valid and binding obligation of such Loan Party and is enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c)                                  Acquisition Agreement. Each representation and warranty made by any Loan Party in the Acquisition Agreement is true and correct in all material respects. As of the Closing Date, all applicable waiting periods in connection with the Acquisition have expired or have been terminated without any action being taken by any Governmental Authority (including any requisite waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976).

Section 4.3                                      Ownership of Group Members. Set forth on Schedule 4.3 is a complete and accurate list showing, as of the Closing Date, for each Group Member (other than Holdings) and each Subsidiary of any Group Member, its jurisdiction of organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower or Holdings. All outstanding Stock of each Group Member has been validly issued, is fully paid and non-assessable (to the extent applicable) and, except in the case of Holdings, is owned beneficially and of record by a Group Member (or, in the case of the Borrower, by Holdings) free and clear of all Liens other than the security interests created by the Loan Documents and, in the case of joint ventures, Permitted Liens. There are no Stock Equivalents with respect to the Stock of any Group Member (other than Holdings) or any Subsidiary of any Group Member and, as of the Closing Date, except as set forth on Schedule 4.3, there are no Stock Equivalents with respect to the Stock of Holdings. Except as set forth on Schedule 4.3, there are no Contractual Obligations or other understandings to which any Group Member or any Subsidiary of any Group Member is a party with respect to (including any restriction on) the issuance, voting, Sale or pledge of any Stock or Stock Equivalent of any Group Member or any such Subsidiary.

Section 4.4                                      Financial Statements. (a)(i) Each of (x) the audited Consolidated balance sheet of the Borrower as at December 31, 2004 and the related Consolidated statements of income, retained earnings and cash flows of the Borrower for the Fiscal Year then ended, certified by Grant Thornton LLP, and (y) subject to the absence of footnote disclosure and normal recurring year-end audit adjustments, the unaudited Consolidated balance sheets of the Borrower  as at August 31, 2005 and the related Consolidated statements of income and retained earnings of the Borrower for the eight months then ended, copies of each of which have been furnished to the Administrative Agent, fairly present in all material respects the Consolidated financial position and results of operations of the Borrower as at the dates indicated and for the periods indicated in accordance with GAAP.

(ii)                                      Each of (x) the audited balance sheet of the Business (as defined in the Acquisition Agreement) as at and for the two year period ending December 31, 2004 and the related audited statements of profits and losses for such Business for such fiscal years (including the notes thereto and the auditor’s report thereon) and (z) subject to the absence of footnote disclosure and normal recurring year-end audit adjustments, the unaudited balance sheet of the Business as at August 31, 2005 and the related Consolidated statements of income and retained earnings of the Business for the eight months then ended, copies of each of which have been furnished to the Administrative Agent, fairly present in each case as of the date and for the respective period indicated, in all material respects the financial position and results of operations of such Business in accordance with GAAP.

(b)                                 Prior to the Closing Date, Holdings had no property (other than the Stock of the Borrower), liabilities or Contractual Obligations (other than the Loan Documents and the Related Documents and the liabilities thereunder). On the Closing Date, and to the best of the Borrower’s knowledge with respect to the Acquired Company and its Subsidiaries (i) none of the Borrower or the Acquired Company or its Subsidiaries has any material liability or other obligation (including Indebtedness, Guaranty Obligations, contingent liabilities and liabilities for taxes, long-term leases and unusual forward or long-term commitments) that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement and (ii) since the date of the unaudited Financial Statements referenced in clause (a) above, there has been no Sale of any material property of the Borrower or the Acquired Company and its Subsidiaries and no purchase or other acquisition of any material property.

(c)                                  The Initial Projections have been prepared by the Borrower in light of the past operations of the business of the Borrower and the Acquired Company and its Subsidiaries and reflect projections for the 5 year period beginning on August 1, 2005 on a monthly basis for Fiscal Year 2005 and on a year by year basis thereafter. As of the Closing Date, the Initial Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of conditions and facts known to the Borrower as of the Closing Date and reflect the good faith estimates by the Borrower of the future Consolidated financial performance of Holdings and the other information projected therein for the periods set forth therein, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(d)                                 The unaudited consolidated balance sheet of Holdings (the “Pro Forma Balance Sheet”) delivered to the Administrative Agent prior to the date hereof, has been prepared as of August 31, 2005 and reflects as of such date, on a Pro Forma Basis for the Related Transactions and the other transactions contemplated herein to occur on the Closing Date, the consolidated financial condition of Holdings, and the assumptions expressed therein are reasonable based on the information available to Holdings and the Borrower at such date and on the Closing Date.

Section 4.5                                      Material Adverse Effect. Since December 31, 2004, there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.6                                      Solvency. Both before and after giving effect to (a) the Loans and Letters of Credit made or Issued on or prior to the date this representation and warranty is made, (b) the disbursement of the proceeds of such Loans, (c) the consummation of the Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, both the Loan Parties taken as a whole and the Borrower are Solvent.

Section 4.7                                      Litigation. There are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting the Borrower or any of its Subsidiaries with, by or before any Governmental Authority other than those that would not reasonably be expected to materially adversely affect the Obligations, the Loan Documents and the Letters of Credit and would not, in the aggregate, have a Material Adverse Effect.

Section 4.8                                      Taxes. Except as would not have Material Adverse Effect (a) all federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Group Member have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, (b) all such Tax Returns are true and correct in all material respects, and (c) all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof, except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP. Except as would not have a Material Adverse Effect, no Tax

Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made to any Group Member by any Governmental Authority. Proper and accurate amounts have been withheld by each Group Member from their respective employees for all periods in compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. Except as would not have a Material Adverse Effect, no Group Member has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Group Member is the common parent.

Section 4.9                                      Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.10                                No Burdensome Obligations; No Distributions; No Defaults. No Group Member is a party to any Contractual Obligation, no Group Member has Constituent Documents containing obligations, and, to the knowledge of any Group Member, there are no applicable Requirements of Law, in each case the compliance with which would have, in the aggregate, a Material Adverse Effect. As of the Closing Date, no Group Member has received any distributions of cash and/or property which is subject to the Hispania Guarantee Agreement from UHSCC Private Equity L.P., a Delaware limited partnership or its general partner, Hispania Investors, LLC, a Delaware limited liability company. No Group Member (and, to the knowledge of each Group Member, no other party thereto) is in default under or with respect to any Contractual Obligation of any Group Member, other than those that would not, in the aggregate, have a Material Adverse Effect.

Section 4.11                                Investment Company Act; Public Utility Holding Company Act. No Group Member is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940 or (b) a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, as each such term is defined and used in the Public Utility Holding Company Act of 1935.

Section 4.12                                Labor Matters. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Group Member, threatened) against or involving any Group Member, except, for those that would not, in the aggregate, reasonably expected to have a Material Adverse Effect. Except as set forth on Schedule 4.12, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Group Member, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Group Member and (c) no such representative has sought certification or recognition with respect to any employee of any Group Member.

Section 4.13                                ERISA. Schedule 4.13 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Except for those that would not, in the aggregate, have a Material Adverse Effect, (i) each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies, (ii) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (iii) there are no existing or pending (or to the knowledge of any Group Member, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Group Member incurs or otherwise has or could have an obligation or any Liability,  (iv) no ERISA Event has occurred, or is reasonably expected to occur, in respect of which obligations and liabilities (contingent or otherwise) remain outstanding and (v) no ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

Section 4.14                                Environmental Matters. Except as set forth on Schedule 4.14 and except as in the aggregate would not reasonably be expected to have a reasonable likelihood of resulting in a Material Adverse Effect, (a) the operations of each Group Member are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Group Member is party to, and no Group Member and no real property currently (or to the knowledge of any Group Member previously) owned, leased, subleased, operated or otherwise occupied by or for any Group Member is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Group Member, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice under or pursuant to any Environmental Law, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Group Member and, to the knowledge of any Group Member, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Group Member has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property of any Group Member and each such real property is free of contamination by any Hazardous Materials, (e) no Group Member (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations, or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under CERCLA or similar Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in material Environmental Liabilities and (f) each Group Member has made available to the Administrative Agent copies of all existing material environmental reports, reviews and audits and all material documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.

Section 4.15                                Intellectual Property. Each Group Member owns or licenses all Intellectual Property that is necessary for the operations of its businesses. To the knowledge of each Group Member, (a) the conduct and operations of the businesses of each Group Member do not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person in any material respect and (b) except as disclosed on Schedule 4.15, no other Person has contested any right, title or interest of any Group Member in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to materially adversely affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. In addition, except as disclosed on Schedule 4.15, (x) there are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Group Member with respect to, (y) no judgment or order regarding any such claim has been rendered by any competent Governmental Authority, no settlement agreement or similar Contractual Obligation has been entered into by any Group Member, with respect to and (z) no Group Member knows or has any reason to know of any valid basis for any claim based on, any such infringement, misappropriation, dilution, violation or impairment or contest, other than, in each case, as cannot reasonably be expected to materially adversely affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.16                                Title; Real Property. (a) Each Group Member has good and marketable fee simple title to all material owned real property and valid leasehold interests in all material leased real property, and owns all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, in each case, except as would not be reasonably expected to have a Material Adverse Effect and none of such property is subject to any Lien except Permitted Liens.

(b)                                 Set forth on Schedule 4.16 is, as of the Closing Date, (i) a complete and accurate list of all real property with a fair market value in excess of $2,000,000 owned in fee simple by any Group Member setting forth, for each such real property, the current street address (including, where applicable, county, state and other relevant jurisdictions), the record owner thereof and, where applicable, each lessee and sublessee thereof, and (ii) for each such real property that the Administrative Agent has requested be subject to a Mortgage or that is otherwise material to the business of any Group Member, each Contractual Obligation by any Group Member, whether contingent or otherwise, to Sell such real property.

Section 4.17                                Full Disclosure. The written information prepared or furnished by or on behalf of any Group Member in connection with any Loan Document (including the information contained in any Financial Statement or Disclosure Document, but excluding any projections and pro forma information contained therein), when taken as a whole, does not contain, as of the date prepared or furnished, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not materially misleading. All projections that are part of such information (including those set forth in any Projections delivered subsequent to the Closing Date) are based upon estimates and assumptions believed to be reasonable as of the date made in light of conditions and facts then known and, as of such date, reflect good faith estimates of the information projected for the periods set forth therein, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

ARTICLE V

FINANCIAL COVENANTS

Each of Holdings and the Borrower agrees with the Lenders, the L/C Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 5.1                                      Maximum Consolidated Senior Leverage Ratio. Borrower shall not have, on the last day of any Fiscal Quarter ending during (including the last day of) any period set forth below, a Consolidated Senior Leverage Ratio greater than the maximum ratio set forth opposite such period:

PERIOD	MAXIMUM CONSOLIDATED SENIOR LEVERAGE RATIO
From the Closing Date to and including June 30, 2007	3.50 to 1
From July 1, 2007 to and including June 30, 2008	3.25 to 1
From July 1, 2008 and Thereafter	3.00 to 1

Section 5.2                                      Minimum Consolidated Interest Coverage Ratio. Borrower shall not have, on the last day of any Fiscal Quarter ending during (including the last day of) any period set forth below, a Consolidated Interest Coverage Ratio for the period of four Fiscal Quarters ending on such day, less than the minimum ratio set forth opposite such period:

PERIOD	MINIMUM CONSOLIDATED INTEREST COVERAGE RATIO
From December 31, 2005 to and including June 30, 2007	3.50 to 1
From July 1, 2007 to and including June 30, 2008	3.75 to 1
From July 1, 2008 and Thereafter	4.00 to 1

Section 5.3                                      Capital Expenditures. No Group Member shall incur, or permit to be incurred, Capital Expenditures in the aggregate during each Fiscal Year set forth below in excess of the maximum amount set forth below for such Fiscal Year:

FISCAL YEAR ENDING	MAXIMUM CAPITAL EXPENDITURES
Fiscal Year 2005	$3,000,000
Fiscal Year 2006	$7,500,000
Fiscal Year 2007 and Thereafter	$6,000,000

provided, however, Capital Expenditures of up to $2,000,000 permitted but not made during any Fiscal Year may be used to increase Capital Expenditures made during the immediately following Fiscal Year and such carried forward amount may be utilized only after the amount of Capital Expenditures specified above for such following Fiscal Year has been used in full.

ARTICLE VI

REPORTING COVENANTS

Each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders, the L/C Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 6.1                                      Financial Statements. The Borrower shall deliver to the Administrative Agent each of the following:

(a)                                  Monthly Reports. As soon as available, and in any event within 40 days after the end of each of the first two fiscal months in each Fiscal Quarter through the Fiscal Quarter ending March 31, 2006 and within 30 days after the end of each of the first two fiscal months in each Fiscal Quarter thereafter, the Consolidated unaudited balance sheet of Holdings as of the close of such fiscal month and related Consolidated statements of income and cash flow for such fiscal month and that portion of the Fiscal Year ending as of the close of such fiscal month, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of Holdings as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b)                                 Quarterly Reports. As soon as available, and in any event within 60 days after the end of each of the Fiscal Quarters ending September 30, 2005 and March 31, 2006 and within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year thereafter, the Consolidated unaudited balance sheet of Holdings as of the close of such Fiscal Quarter and related Consolidated statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and the figures contained in the latest Projections, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of Holdings as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(c)                                  Annual Reports. As soon as available, and in any event within 120 days after the end of Fiscal Year 2005 and within 90 days after the end of each Fiscal Year thereafter, the Consolidated balance sheet of Holdings as of the end of such year and related Consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Year, each prepared in accordance with GAAP, together with a certification by the Group Members’ Accountants that (i) such Consolidated Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of Holdings as at the dates indicated and for the periods indicated therein in accordance with GAAP without qualification as to the scope of the audit or as to going concern and without any other similar qualification and (ii) in the course of the regular audit of the businesses of the Group Members, which audit was conducted in accordance with generally accepted auditing standards, such Group Members’ Accountants have obtained no knowledge that a Default in respect of any financial covenant contained in Article V is continuing or, if in the opinion of the Group Members’ Accountants such a Default is continuing, a statement as to the nature thereof.

(d)                                 Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above (but in any event within 90 days following the end of Fiscal Year 2005), a Compliance Certificate duly executed by a Responsible Officer of the Borrower that, among other things, (i) in the case of any Financial Statement pursuant to clause (c) above, shows in reasonable detail the calculations used in determining Excess Cash Flow, (ii) demonstrates compliance with each financial covenant contained in Article V that is tested at least on a quarterly basis and (iii) states that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto.

(e)                                  Corporate Chart and Other Collateral Updates. Together with the Financial Statements delivered pursuant to clause (c) above, each in form and substance reasonably satisfactory to the Administrative Agent, a certificate by a Responsible Officer of the Borrower that (i) the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (e)) is correct and complete as of the date of such Compliance Certificate or indicating any changes therein, (ii) the Loan Parties have delivered all documents (including updated schedules as to the acquisition of real property or as to the creation or acquisition of Intellectual Property) they are required to deliver pursuant to any Loan Document on or prior to the date of delivery of such Compliance Certificate and (iii) complete and correct copies of all documents modifying any material term of any Constituent Document of any Group Member or any Subsidiary or joint venture thereof on or prior to the date of delivery of such Compliance Certificate have been delivered to the Administrative Agent or are attached to such certificate.

(f)                                    Additional Projections. (A) As soon as available and in any event not later than 90 days after the end of Fiscal Year ending on December 31, 2005 and within 60 days after the end of each Fiscal Year ending thereafter (1) the annual business plan of the Group Members for the Fiscal Year next succeeding such Fiscal Year and (2)  forecasts prepared by management of the Borrower for each fiscal month in such next succeeding Fiscal Year, including in such forecasts (I) a projected year-end Consolidated balance sheet, income statement and statement of cash flows, (II) a statement of all of the material assumptions on which such forecasts are based and (III) substantially the same type of financial information as that contained in the Initial Projections and (B) to the extent prepared by the Borrower for its internal purposes, any significant revisions to the most recent business plan of the Group Members delivered to the Administrative Agent as promptly as reasonably practicable.

(g)                                 Management Discussion and Analysis. Together with each delivery of any Compliance Certificate pursuant to clause (d) above, a discussion and analysis of the financial condition and results of operations of the Group Members for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year, in a form consistent with Borrower’s management reporting package delivered on the Closing Date.

(h)                                 Audit Reports, Management Letters, Etc. Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (c) above, copies of each management letter, audit report or similar material letter or report received by Holdings or the Borrower from any independent registered certified public accountant (including the Group Members’ Accountants) in connection with such Financial Statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements.

(i)                                     Insurance. Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (c) above, each in form and substance satisfactory to the Administrative Agent and certified as complete and correct by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements, a summary of all material insurance coverage maintained as of the date thereof by any Group Member, together with such other related documents and information as the Administrative Agent may reasonably require.

Section 6.2                                      Other Events. The Borrower shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of any Group Member knows or has reason to know of it:  (a)(i) any Default and (ii) any event that would reasonably be expected to have a Material Adverse Effect, specifying, in each case, the nature and anticipated effect thereof and any action proposed to be taken in connection therewith, (b) any equity issuance or asset sale reasonably expected to result in a mandatory payment of the Obligations pursuant to Section 2.8(b) or 2.8(c)(i), respectively, stating the material terms and conditions of such transaction and estimating the Net Cash Proceeds thereof, (c) the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting any Group Member or any property of any Group Member that would reasonably be expected to have a Material Adverse Effect.

Section 6.3                                      Copies of Notices and Reports. The Borrower shall promptly deliver to the Administrative Agent copies of each of the following:  (a) all material documents that any Group Member files with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any securities exchange or any Governmental Authority exercising similar functions, (b) all press releases not made available directly to the general public, (c) all material documents transmitted or received pursuant to, or in connection with, the Acquisition Agreement and (d) any material document transmitted or received pursuant to, or in connection with, any Contractual Obligation governing Subordinated Debt in excess of $5,000,000 of any Group Member.

Section 6.4                                      Taxes. The Borrower shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of any Group Member knows or has reason to know of it:  (a) the creation, or filing with the IRS or any other Governmental Authority, of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Group Member, which would have a Material Adverse Effect, and (b) the creation of any agreement of any Group Member, or the receipt of any request directed to any Group Member, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

Section 6.5                                      Labor Matters. The Borrower shall give the Administrative Agent notice (which may be made by telephone if promptly confirmed in writing), promptly after, and in any event within 30 days after the severance, termination or retirement of any Group Member employee if the percentage of the Borrower’s revenues generated by such employee in the preceding Fiscal Year exceeded 3.25%.

Section 6.6                                      ERISA Matters. The Borrower shall give the Administrative Agent (a) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (b) promptly, and in any event within 10 days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

Section 6.7                                      Environmental Matters. (a) The Borrower shall provide the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed by the Administrative Agent in writing) promptly after any Responsible Officer of any Group Member knows or has reason to know of it (and, upon reasonable request of the Administrative Agent, documents and information in connection therewith):  (i)(A) unpermitted Releases, (B) the receipt by any Group Member of any notice of violation of or potential liability or similar notice under, or the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, in the aggregate for clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), would reasonably be expected to result in Environmental Liabilities in excess of $500,000, (ii) the receipt by any Group Member of notification that any property of any Group Member is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iii) any proposed acquisition or lease of real property (except as part of any Permitted Acquisition) if such acquisition or lease would have a reasonable likelihood of resulting in aggregate Environmental Liabilities in excess of $500,000.

(b)                                 Upon reasonable request of the Administrative Agent, the Borrower shall provide the Administrative Agent a report containing an update as to the status of any environmental, health or safety compliance, hazard or liability issue identified in any document delivered to any Secured Party pursuant to any Loan Document or as to any condition reasonably believed by the Administrative Agent to result in material Environmental Liabilities.

Section 6.8                                      Other Information. The Borrower shall provide the Administrative Agent with such other documents and information with respect to the business, property, financial condition, legal, financial or corporate affairs or operations of any Group Member as the

Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request. The Borrower shall give the Administrative Agent notice promptly, and in any event within 10 days, after any Group Member has received any distributions of cash and/or property from UHSCC Private Equity L.P., a Delaware limited partnership, or its general partner, Hispania Investors, LLC, a Delaware limited liability company, together with a copy of any material documents related to such distribution.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders, the L/C Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 7.1                                      Maintenance of Corporate Existence. Each Group Member shall (a) preserve and maintain its legal existence, except in the consummation of transactions expressly permitted by Sections 8.4 and 8.7, and (b) preserve and maintain it rights (charter and statutory), privileges, franchises and Permits necessary or desirable in the conduct of its business, except, in the case of this clause (b), where the failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.2                                      Compliance with Laws, Etc. Each Group Member shall comply with all applicable Requirements of Law, Contractual Obligations and Permits, except for such failures to comply that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.3                                      Payment of Obligations. Each Group Member shall pay or discharge before they become delinquent (a) all material claims, taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other material lawful claims that if unpaid would, by the operation of applicable Requirements of Law, become a Lien upon any property of any Group Member, except, in each case, for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP.

Section 7.4                                      Maintenance of Property. Each Group Member shall maintain and preserve (a) in good working order and condition all of its property necessary in the conduct of its business and (b) all rights, permits, licenses, approvals and privileges (including all Permits) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Government Authorities, except for such failures to maintain and preserve the items set forth in clauses (a) and (b) above that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.5                                      Key-man Life Insurance; Maintenance of Insurance. (a) As promptly as practical, and in any event within 90 days after the Closing Date, the Administrative Agent shall have received insurance certificates in form and substance reasonably satisfactory to the

Administrative Agent demonstrating that key-man life insurance policies on the lives of Gerry Creagh, Noah Gottdiener and Chet Gougis are in full force and effect, in each case, (i) in an amount not less than $1,500,000 per person to the extent available on commercially reasonable terms or if not, such lesser amount as agreed to with the Administrative Agent and such key-man life insurance shall have been assigned to the Administrative Agent as collateral security in a manner satisfactory to the Administrative Agent and with the consent of the applicable insurers (it being understood that in the absence of an Event of Default, proceeds received in respect of such life insurance policies shall be made available to the Borrower), (ii) with financially sound and reputable insurance companies or associations (that are not Affiliates of the Borrower) and (iii) with all assignments required by clause (b) of this Section. (b) Each Group Member shall (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Group Members (including policies of life, key-man, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) of a nature and providing such coverage as is customarily carried by businesses of the size and character of the business of the Group Members and (ii) cause all such insurance relating to any property or business of any Loan Party to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, to assign each business interruption policy pursuant to documents reasonably satisfactory to the Administrative Agent (and accepted by the applicable insurer), and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ notice thereof to the Administrative Agent.

Section 7.6                                      Keeping of Books. The Group Members shall keep proper books of record and account, in which full, true and correct entries in all material respects shall be made in accordance with GAAP and all other applicable Requirements of Law of all financial transactions and the assets and business of each Group Member.

Section 7.7                                      Access to Books and Property. Each Group Member shall permit the Administrative Agent, once per Fiscal Year or, while an Event of Default is continuing, the Administrative Agent, the Lenders and any Related Person of any of them, as often as reasonably requested, in each case, at any reasonable time during normal business hours and with reasonable advance notice to (a) visit and inspect the property of each Group Member and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Group Member, (b) discuss the affairs, finances and accounts of each Group Member with any officer or director of any Group Member and (c) communicate directly with any registered certified public accountants (including the Group Members’ Accountants) of any Group Member (and upon the reasonable request of the Administrative Agent, each Group Member shall authorize their respective certified public accountants (including the Group Members’ Accountants) to communicate directly with the Administrative Agent, the Lenders and their Related Persons and, in connection therewith, to disclose to the Administrative Agent, the Lenders and their Related Persons all financial statements and other material documents and information as they might have and the Administrative Agent or any Lender reasonably requests with respect to any Group Member).

Section 7.8                                      Environmental. Each Group Member shall comply with, and maintain its real property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority) except for failures to comply that would not, in the aggregate, have a Material Adverse Effect. Without limiting the foregoing, if an Event of Default is continuing or if the Administrative Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Group Member or that there exist any Environmental Liabilities, in each case, that would, in the aggregate, reasonably be expected to have a Material Adverse Effect, then each Group Member shall, promptly upon receipt of request from the Administrative Agent, cause the performance of, and allow the Administrative Agent and its Related Persons access to such real property for the purpose of conducting, such environmental audits and assessments, including, if appropriate, subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Administrative Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by the Administrative Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Administrative Agent and shall be in form and substance reasonably acceptable to the Administrative Agent.

Section 7.9                                      Use of Proceeds. The proceeds of the Loans shall be used by the Borrower (and, to the extent distributed to them by the Borrower, each other Group Member) solely (a) to consummate the Related Transactions and for the payment of related transaction costs, fees and expenses, (b) for the payment of transaction costs, fees and expenses incurred in connection with the Loan Documents and the transactions contemplated therein, (c) for Permitted Acquisitions and (d) for working capital and general corporate and similar purposes.

Section 7.10                                Additional Collateral and Guaranties. To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date), each Group Member shall, promptly, do each of the following, unless otherwise agreed by the Administrative Agent:

(a)                                  deliver to the Administrative Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as determined by the Administrative Agent, such other documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems reasonably necessary or advisable in order to ensure the following:

(i)                                     (A) each Subsidiary of any Loan Party that has entered into Guaranty Obligations with respect to any Indebtedness of the Borrower and (B) each Wholly Owned Subsidiary of any Loan Party shall guaranty, as primary obligor and not as surety, the payment of the Obligations of the Borrower; and

(ii)                                  each Loan Party (including any Person required to become a Guarantor pursuant to clause (i) above) shall effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in substantially all of its property, including all of its Stock and Stock Equivalents and other Securities, as security for the Obligations of such Loan Party;

provided, however, that in no event shall (x) any Excluded Foreign Subsidiary be required to guaranty the payment of any Obligation, (y) the Loan Parties, individually or collectively, be required to pledge in excess of 65% of the outstanding Voting Stock of any Excluded Foreign Subsidiary or (z) a security interest be required to be granted on any property of any Excluded Foreign Subsidiary as security for any Obligation;

(b)                                 deliver to the Administrative Agent all certificates and instruments representing all Stock, Stock Equivalents and other Securities pledged pursuant to the documents delivered pursuant to clause (a) above, together with undated powers or endorsements duly executed in blank;

(c)                                  upon request of the Administrative Agent, deliver to it a Mortgage on any real property with a fair market value in excess of $2,000,000 owned by any Loan Party, together with all Mortgage Supporting Documents relating thereto (or, if such real property is located in a jurisdiction outside the United States and owned by a Loan Party, similar documents deemed appropriate by the Administrative Agent to obtain the equivalent in such jurisdiction of a mortgage on such real property);

(d)                                 at the reasonable request of the Administrative Agent, take all other actions reasonably necessary or advisable to ensure the validity or continuing validity of any guaranty for any Obligation or any Lien securing any Obligation, to perfect, maintain, evidence or enforce any Lien securing any Obligation or to ensure such Liens have the same priority as that of the Liens on similar Collateral set forth in the Loan Documents executed on the Closing Date (or, for Collateral located outside the United States, a similar priority acceptable to the Administrative Agent), including the filing of UCC financing statements in such jurisdictions as may be required by the Loan Documents or applicable Requirements of Law or as the Administrative Agent may otherwise reasonably request; and

(e)                                  at the reasonable request of the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in this Section 7.10, which opinions shall be as reasonably required by, and in form and substance and from counsel reasonably satisfactory to, the Administrative Agent.

Section 7.11                                Deposit Accounts; Securities Accounts and Cash Collateral Accounts. (a) Each Group Member (other than Excluded Foreign Subsidiaries) shall (i) deposit all of its cash in deposit accounts that are Controlled Deposit Accounts in each case except for cash the aggregate value of which does not exceed $500,000 at any time, provided, however, that each Group Member may maintain zero-balance accounts for the purpose of managing local disbursements and may maintain payroll, withholding tax and other fiduciary accounts,  and (ii) deposit all of its Cash Equivalents in securities accounts that are Controlled Securities Accounts.

(b)                                 The Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any investment or income of any funds in any Cash Collateral Account. From time to time after funds are deposited in any Cash Collateral Account, the Administrative Agent may, during the continuance of an Event of Default, apply funds then held in such Cash Collateral Account to the payment of Obligations in accordance with Section 2.12. During the continuance of an Event of Default, no Group Member and no Person claiming on behalf of or through any

Group Member shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the termination of all Commitments and the payment in full of all Obligations and, in the case of L/C Cash Collateral Accounts, the termination of all outstanding Letters of Credit.

Section 7.12                                Interest Rate Contracts. The Borrower shall, within 90 days after the Closing Date, enter into and thereafter maintain Interest Rate Contracts on terms and with counterparties reasonably satisfactory to the Administrative Agent, to provide protection against fluctuation of interest rates until the 3rd anniversary of the Closing Date for a notional amount equal to at least 50% of the aggregate principal amount of the Term Loan Facility.

Section 7.13                                Payment of Taxes. Each Group Member shall properly prepare and file all material tax returns and shall timely pay and discharge (or cause to be paid and discharged) all material taxes, assessments and governmental and other charges or levies imposed upon it or upon its income or profits, or upon property belonging to it; provided, however, that such Group Member shall not be required to pay any such tax, assessment, charge or levy that is being contested in good faith by appropriate proceedings and for which the affected Group Member shall have set aside on its books adequate reserves with respect thereto in conformance with GAAP.

Section 7.14                                Control Agreements. As promptly as practical, and in any event within 60 days after the Closing Date, each Group Member shall enter into all Control Agreements that, in the reasonable judgment of the Administrative Agent, are required for the Loan Parties to comply with the Loan Documents, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution.

ARTICLE VIII

NEGATIVE COVENANTS

Each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders, the L/C Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 8.1                                      Indebtedness. No Group Member shall, directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness except for the following:

(a)                                  the Obligations;

(b)                                 Indebtedness existing on the date hereof and set forth on Schedule 8.1, together with any Permitted Refinancing of any Indebtedness permitted hereunder in reliance upon this clause (b);

(c)                                  Indebtedness consisting of Capitalized Lease Obligations (other than with respect to a lease entered into as part of a Sale and Leaseback Transaction) and purchase money Indebtedness, in each case incurred by any Group Member (other than Holdings) to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Group Member, together with any Permitted Refinancing of any Indebtedness permitted hereunder in reliance upon this clause (c); provided, however, that the aggregate outstanding principal amount of all such Indebtedness does not exceed $500,000 at any time;

(d)                                 Capitalized Lease Obligations arising under Sale and Leaseback Transactions permitted hereunder in reliance upon Section 8.4(b)(ii);

(e)                                  intercompany loans owing to any Group Member and constituting Permitted Investments of such Group Member;

(f)                                    (i) obligations under Interest Rate Contracts entered into to comply with Section 7.12 and (ii) obligations under other Hedging Agreements entered into for the sole purpose of hedging in the normal course of business;

(g)                                 Guaranty Obligations of any Group Member with respect to Indebtedness of any Group Member other than Holdings

(h)                                 Group Members may (i) incur or otherwise remain liable with respect to or responsible for Subordinated Debt with no requirement to pay (or adverse consequence for failing to pay) in cash any principal, interest, fees or expenses (other than customary fees and expenses payable at closing of such Subordinated Debt) prior to payment in full of the Obligations under the Loan Documents and the termination of all Commitments and Letters of Credit and (ii) incur and otherwise remain liable for Subordinated Debt other than that described in the foregoing clause (i), in an aggregate principal amount not in excess of the amount set forth opposite the Consolidated Senior Leverage Ratio that, as of the time of such incurrence, is reflected in the Compliance Certificate most recently delivered pursuant to Article VI:

CONSOLIDATED SENIOR LEVERAGE RATIO AT THE TIME OF INCURRENCE OF SUBORDINATED DEBT	PERMITTED SUBORDINATED DEBT
2.0 to 1.0 or Greater	$10,000,000
Less than 2.0 to 1.0 and equal to or greater than 1.5 to 1.0	$25,000,000
Less than 1.5 to 1.0 and equal to or greater than 1.0 to 1.0	$40,000,000
Less than 1.0 to 1.0	$60,000,000

(i)                                     Indebtedness of any Foreign Subsidiary of the Borrower as to which no Loan Party other than a Foreign Subsidiary has any liability, other than liability that is incurred in reliance on Section 8.3(e)(iv); provided, however, that the aggregate outstanding principal amount of all such Indebtedness shall not exceed $500,000 (or the Dollar Equivalent thereof) at any time;

(j)                                      promissory notes issued by Holdings in accordance with its limited liability company agreement in connection with the redemption, purchase or other acquisition or retirement of the Stock (or Stock Equivalents with respect to such Stock) of Holdings or DPH;

(k)                                   any Indebtedness of any Group Member; provided, however, that the aggregate outstanding principal amount of all such Indebtedness shall not exceed $2,000,000 at any time and no more than $500,000 in principal amount of such Indebtedness may be secured at any time; and

(l)                                      Indebtedness assumed in connection with Permitted Acquisitions; provided, however, that (i) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $10,000,000 at any time; (ii) such Indebtedness is not created in contemplation or in connection with such Permitted Acquisition and (iii) no more than 50% of the aggregate amounts payable in connection with, and other consideration for (in each case, including all transaction costs and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a Consolidated balance sheet of Holdings and the Proposed Acquisition Target) any Permitted Acquisition shall be Indebtedness permitted hereunder in reliance upon this clause (l).

Section 8.2                                      Liens. No Group Member shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for the following:

(a)                                  Liens created pursuant to any Loan Document;

(b)                                 Customary Permitted Liens of Group Members;

(c)                                  Liens existing on the date hereof and set forth on Schedule 8.2;

(d)                                 Liens on the property of the Borrower or any of its Subsidiaries securing Indebtedness permitted hereunder in reliance upon Section 8.1(c); provided, however, that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneously with, or within 270 days after, the acquisition, repair, improvement or construction of, such property financed, whether directly or through a Permitted Refinancing, by such Indebtedness and (ii) such Liens do not extend to any property of any Group Member other than the property (and proceeds thereof) acquired or built, or the improvements or repairs, financed, whether directly or through a Permitted Refinancing, by such Indebtedness;

(e)                                  Liens on the property of the Borrower or any of its Subsidiaries securing the Permitted Refinancing of any Indebtedness secured by any Lien on such property permitted hereunder in reliance upon clause (c) or (d) above or this clause (e) without any change in the property subject to such Liens;

(f)                                    Liens on any property of the Borrower or any of its Subsidiaries securing any of their Indebtedness or their other liabilities incurred in connection with any Permitted Acquisition so long as the Indebtedness secured by such Liens is otherwise permitted hereunder and such Liens were not created in contemplation of such Permitted Acquisition;

(g)                                 Liens created pursuant to Sale and Leaseback Transactions permitted hereunder in reliance on Section 8.4(b)(ii);

(h)                                 Liens securing Indebtedness permitted hereunder in reliance upon Section 8.1(k);

(i)                                     Liens existing on properties at the time of the acquisition thereof by the Borrower or any of its Subsidiaries which (i) do not extend to or cover any properties of the Borrower or such Subsidiary other than the property being acquired, (ii) are not created in contemplation of or in connection with such acquisition and (iii) do not materially interfere with the use, occupancy and operation of any property of the Borrower or any of its Subsidiaries;

(j)                                     Liens on the property of any Foreign Subsidiary of the Borrower securing Indebtedness permitted hereunder in reliance upon Section 8.1(i); provided, however, that such Liens do not extend to, or encumber, assets of any Loan Party; and

(k)                                  Liens on specified equipment, fixtures and/or or real property (and proceeds thereof and property rights relating thereto) and securing the purchase or improvement thereof securing Indebtedness permitted hereunder in reliance upon Section 8.1(l); provided, however, that (i) such Liens are not created in contemplation or in connection with such Permitted Acquisition, (ii) such Liens shall be created no later than the date of the assumption of such Indebtedness and (iii) such Liens do not at any time encumber any property other than the property subject thereto immediately prior to such Permitted Acquisition and (iv) such Liens do not at any time encumber all assets or all assets of one or more particular classes or types.

Section 8.3                                      Investments. No Group Member shall make or maintain, directly or indirectly, any Investment except for the following:

(a)                                  Investments existing on the date hereof and set forth on Schedule 8.3;

(b)                                 Investments in cash and Cash Equivalents;

(c)                                  (i) endorsements for collection or deposit in the ordinary course of business, (ii) extensions of trade credit arising or acquired in the ordinary course of business and (iii) Investments received in settlements in the ordinary course of business of such extensions of trade credit;

(d)                                 Investments made or acquired as part of a Permitted Acquisition or any Lift-out Acquisition;

(e)                                  Investments by (i) Holdings in the Borrower, (ii) any Loan Party (other than Holdings) in any other Loan Party (other than Holdings), (iii) any Group Member that is not a Loan Party in any Person that is, or as a result of such Investment becomes, a Group Member (other than Holdings) or in any joint venture or (iv) any Loan Party (other than Holdings) in any Person that is, or as a result of such Investment becomes, a Group Member that is not a Loan Party or in any joint venture; provided, however, that (A) the aggregate amount of Investments in any Fiscal Year permitted pursuant to clause (iv) above shall not exceed $6,000,000, (B) Investments permitted pursuant to clause (iv)(A) above, but not made during any Fiscal Year, may be used to increase such Investments made during the following Fiscal Years, (C) the aggregate amount of Investments in any Fiscal Year permitted pursuant to this clause (iv) shall not exceed $25,000,000 and (D) any Investment consisting of loans or advances to any Loan

Party pursuant to clause (iii) above shall be unsecured and subordinated in full to the payment of the Obligations of such Loan Party on terms and conditions reasonably satisfactory to the Administrative Agent; and

(f)                                    (i) loans or advances to employees of the Borrower or any of its Subsidiaries to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business; provided, however, that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (f)(i) shall not exceed $1,000,000 at any time and (ii) loans or advances to direct or indirect equity holders of Holdings made with the proceeds of amounts distributed to Holdings as permitted by Section 8.5(c)(i)  or constituting payments on behalf of such equity holders of withholding taxes;

(g)                                 Guaranty Obligations permitted by Section 8.1;

(h)                                 the Acquisition;

(i)                                     Investments made as part of a Permitted Reinvestment; and

(j)                                     purchases of the Stock (or Stock Equivalents with respect to such Stock) of DPH permitted by Section 8.5.

Section 8.4                                      Asset Sales. No Group Member shall Sell any of its property (other than cash) or issue shares of its own Stock, except for the following:

(a)                                  in each case to the extent entered into in the ordinary course of business and made to a Person that is not an Affiliate of the Borrower, (i) Sales of Cash Equivalents, inventory or property that has become obsolete or worn out and (ii) non-exclusive licenses of Intellectual Property;

(b)                                 (i) a true lease or sublease of real property not constituting Indebtedness and not entered into as part of a Sale and Leaseback Transaction and (ii) a Sale of property pursuant to a Sale and Leaseback Transaction; provided, however, that the aggregate fair market value (measured at the time of the applicable Sale) of all property covered by any outstanding Sale and Leaseback Transaction at any time shall not exceed $1,000,000;

(c)                                  (i) any Sale of any property by any Group Member (other than Holdings) to any other Group Member (other than Holdings) to the extent any resulting Investment constitutes a Permitted Investment, (ii) any Restricted Payment by any Group Member (other than Holdings) permitted pursuant to Section 8.5, (iii) any distribution by Holdings of the proceeds of Restricted Payments from any other Group Member to the extent permitted in Section 8.5 and (iv) any Sale permitted by Section 8.7;

(d)                                 (i) any Sale or issuance by Holdings of its own Stock, (ii) any Sale or issuance by the Borrower of its own Stock to Holdings, (iii) any Sale or issuance by any Subsidiary of the Borrower of its own Stock to any Group Member (other than Holdings), provided, however, that the proportion of such Stock and of each class of such Stock (both on an outstanding and fully-diluted basis) held by the Loan Parties (other than Holdings), taken as a whole, does not change as a result of such Sale or issuance and (iv) to the extent necessary to satisfy any Requirement of Law in the jurisdiction of incorporation of any Subsidiary of the Borrower, any Sale or issuance by such Subsidiary of its own Stock constituting directors’ qualifying shares or nominal holdings; and

(e)                                  as long as no Default is continuing or would result therefrom, any Sale of property (other than as part of a Sale and Leaseback Transaction) of, or Sale or issuance of its own Stock by, any Group Member (other than Holdings); provided, however, that the aggregate consideration received during any Fiscal Year for all such Sales shall not exceed $500,000.

Section 8.5                                      Restricted Payments. No Group Member (other than Holdings) shall directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment or pay any management, consulting or similar fees except for the following (and Holdings shall not use the proceeds of any Restricted Payment made in reliance under clause (c) below other than as set forth in such clause (c)):

(a)                                  (i) Restricted Payments (A) by any Group Member (other than Holdings) that is a Loan Party to any Loan Party other than Holdings and (B) by any Group Member that is not a Loan Party to any Group Member other than Holdings and (ii) dividends and distributions by any Subsidiary of the Borrower that is not a Loan Party to any holder of its Stock, to the extent made to all such holders ratably according to their ownership interests in such Stock;

(b)                                 dividends and distributions declared and paid on the common Stock of any Group Member (other than Holdings) ratably to the holders of such common Stock and payable only in common Stock of such Group Member; and

(c)                                  cash dividends on the Stock of the Borrower to Holdings paid and declared solely for the purpose of funding the following:

(i)                                     (A) payments by Holdings of actual or estimated taxes (including withholding taxes) currently payable by Holdings (including by virtue of its direct or indirect ownership of any other Group Members) and (B) payments to its equity holders to permit the direct and indirect beneficial owners of its equity interests to receive amounts not to exceed (i) the Assumed Tax Rate multiplied by (ii) the net taxable income attributable to the direct or indirect beneficial ownership of equity interests in Holdings (including by virtue of Holdings’ direct or indirect ownership of any other Group Members), and at such times so as to permit such beneficial owners to meet their currently payable estimated income tax obligations as well as actual income tax obligations;

(ii)                                  ordinary operating expenses of Holdings and DPH; provided, however, that the amount of such cash dividends paid in any Fiscal Year shall not exceed $250,000 in the aggregate;

(iii)                               the redemption, purchase or other acquisition or retirement for value by Holdings of the Stock (or Stock Equivalents with respect to such Stock) of Holdings or DPH from any present or former employee, director or officer (or the assigns, estate, heirs or current or former spouses thereof) of any Group Member

(including by offsetting withholding tax payment reimbursement obligations owing by any such former employee, director or officer); provided, however, that the amount of (A) such cash dividends paid in any Fiscal Year shall not exceed $2,000,000 in the aggregate and (B) all cash dividends paid in reliance upon this clause (iii) shall not exceed $8,000,000 in the aggregate;

(iv)                              the payment of management, advisory and similar fees and out-of-pocket expenses to Lovell, DPH and Vestar; provided, however, that the amount of such management fees paid in any Fiscal Year shall not exceed $1,000,000 in the aggregate; and

(v)                                 the repurchase by Holdings of Class C Units from Class C Holdings, for the benefit of a former employee for which it holds Class C Units, in an amount not to exceed one year’s severance (or such lesser severance to which such former employee may be entitled) payable to such former employee;

provided, however, that no action that would otherwise be permitted hereunder in reliance upon this clause (c) (other than clause (i), (ii) or (iv) above) shall be permitted if (A) a Default is then continuing or would result therefrom or (B) such action is otherwise prohibited under any Loan Document or under the terms of any Indebtedness (other than the Obligations) of any Group Member; and

(d)                                 the payment of fees to Duff & Phelps Management Co., LLC on account of the services provided by it to any Group Member.

Section 8.6                                      Prepayment of Subordinated Debt. No Group Member shall (x) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Subordinated Debt, (y) set apart any property for such purpose, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise, or (z) make any payment in violation of any subordination terms of any Subordinated Debt; provided, however, that each Group Member may, to the extent otherwise permitted by the Loan Documents, do each of the following:

(a)                                  consummate a Permitted Refinancing;

(b)                                 prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof (or set apart any property for such purpose) (A) in the case of any Group Member that is not a Loan Party, any Indebtedness owing by such Group Member to any other Group Member (other than Holdings) and (B) otherwise, any Indebtedness owing to any Loan Party (other than Holdings); and

(c)                                  make regularly scheduled or otherwise required repayments or redemptions of Subordinated Debt, to the extent permitted by the subordination provisions thereof.

Section 8.7                                      Fundamental Changes. No Group Member shall (a) merge, consolidate or amalgamate with any Person, (b) acquire all or substantially all of the Stock or Stock Equivalents of any Person or (c) acquire substantially all of the assets of any Person or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of any Person, in each case except for the following:  (x) to consummate any Permitted Acquisition, (y) the merger, consolidation or amalgamation of any Subsidiary of the Borrower into any Loan Party (other than Holdings) or into a non-Loan Party if such Subsidiary is not a Loan Party and (z) the merger, consolidation or amalgamation of any Group Member (other than Holdings) for the sole purpose, and with the sole material effect, of changing its State of organization within the United States; provided, however, that (A) in the case of any merger, consolidation or amalgamation involving the Borrower, the Borrower shall be the surviving Person and (B) in the case of any merger, consolidation or amalgamation involving any other Loan Party, a Loan Party shall be the surviving corporation and all actions required to maintain the perfection of the Lien of the Administrative Agent on the Stock or property of such Loan Party shall have been made.

Section 8.8                                      Change in Nature of Business.  (a) No Group Member (other than Holdings) shall carry on any business, operations or activities (whether directly, through a joint venture, in connection with a Permitted Acquisition or otherwise) substantially different from those carried on by the Borrower and its Subsidiaries at the date hereof and any business, operations and activities reasonably related or ancillary thereto.

(b)                                 Holdings shall not engage in any business, operations or activity, or hold any property, other than (i) holding Stock and Stock Equivalents of the Borrower, (ii) issuing, selling and redeeming its own Stock (and Stock Equivalents), (iii) paying taxes, (iv) holding directors’ and shareholders’ meetings, preparing corporate and similar records and other activities required to maintain its separate corporate or other legal structure, (v) preparing reports to, and preparing and making notices to and filings with, Governmental Authorities and to its holders of Stock and Stock Equivalents, (vi) receiving, and holding proceeds of, Restricted Payments from the Borrower and its Subsidiaries and distributing the proceeds thereof (including, without limitation, by means of loans or advances) to the extent permitted in Section 8.5, (vii) purchasing and holding the Stock (and Stock Equivalents) of DPH to the extent permitted hereunder, (viii) as necessary to consummate any Permitted Acquisition and (ix) activities reasonably related or ancillary to any of the foregoing activities.

Section 8.9                                      Transactions with Affiliates. No Group Member shall, except as otherwise expressly permitted herein, enter into any transaction directly or indirectly with, or for the benefit of, any Affiliate of the Borrower that is not a Loan Party (including Guaranty Obligations with respect to any obligation of any such Affiliate), except for (a) transactions on a basis no less favorable to such Group Member as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower, (b) Restricted Payments, the proceeds of which, if received by Holdings, are used as required by Section 8.5, (c) reasonable salaries and other reasonable director or employee compensation to officers and directors of any Group Member, (d) the payment of management, advisory and similar fees to Lovell, DPH and Vestar permitted by Section 8.5, (e) investments permitted by Section 8.4, (f) the transactions contemplated by the Related Documents, and (g) the cross-indemnification agreement between the Borrower and DPH relating to three leases, dated as of the date hereof, as amended from time to time.

Section 8.10                                Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments. No Group Member shall incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation limiting the ability of (a) any Subsidiary of the Borrower to make Restricted Payments to, or Investments in, or repay Indebtedness or otherwise Sell property to, any Group Member (other than Holdings) or (b) any Group Member to incur or suffer to exist any Lien upon any property of any Group Member, whether now owned or hereafter acquired, securing any of its Obligations (including any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (a) and (b) above, (x) pursuant to the Loan Documents, (y) limitations on Liens (other than those securing any Obligation) on any property whose acquisition, repair, improvement or construction is financed by purchase money Indebtedness, Capitalized Lease Obligations, Permitted Refinancings or assumed Indebtedness permitted hereunder in reliance upon Section 8.1(b), (c), (h) or (l) set forth in the Contractual Obligations governing such Indebtedness, assumed Indebtedness, Capitalized Lease Obligations or Permitted Refinancing or Guaranty Obligations with respect thereto and (z) pursuant to Contractual Obligations governing Indebtedness permitted hereunder in reliance upon Section 8.1(i); provided, however that such Contractual Obligations relate only to such Foreign Subsidiary.

Section 8.11                                Modification of Certain Documents. No Group Member shall do any of the following:

(a)                                  waive or otherwise modify any term of any Related Document (other than the terms of any Subordinated Debt) or any Constituent Document of, or otherwise change the capital structure of, any Group Member (including the terms of any of their outstanding Stock or Stock Equivalents), in each case except for those modifications and waivers that (x) do not elect, or permit the election, to treat the Stock or Stock Equivalents of any limited liability company (or similar entity) as certificated and (y) do not materially adversely affect the rights and privileges of any Group Member and do not materially adversely affect the interests of any Secured Party under the Loan Documents or in the Collateral;

(b)                                 waive or otherwise modify any term of any Subordinated Debt if the effect thereof on such Subordinated Debt is to (i) increase the interest rate, (ii) change the due dates for principal or interest, other than to extend such dates, (iii) modify any default or event of default, other than to delete it or make it less restrictive, (iv) add any covenant with respect thereto, (v) modify any subordination provision, (vi) modify any redemption or prepayment provision, other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (vii) materially increase any obligation of any Group Member or confer additional material rights to the holder of such Subordinated Debt in a manner adverse to any Group Member or any Secured Party.

Section 8.12                                Accounting Changes; Fiscal Year. No Group Member shall change its (a) accounting treatment or reporting practices, except as required by GAAP or any Requirement of Law, or (b) its fiscal year or its method for determining fiscal quarters or fiscal months..

Section 8.13                                Margin Regulations. No Group Member shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.14                                Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could reasonably be expected to result in the imposition of a Lien with respect to any Title IV Plan, Multiemployer Plan or Benefit Plan or (b) any other ERISA Event, that, with respect to both (a) and (b), would, in the aggregate, have a Material Adverse Effect.

Section 8.15                                Hazardous Materials. No Group Member shall cause or suffer to exist any Release of any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Group Member that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Group Member), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a Material Adverse Effect.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1                                      Definition. Each of the following shall be an Event of Default:

(a)                                  the Borrower shall fail to pay (i) any principal of any Loan or any L/C Reimbursement Obligation when the same becomes due and payable or (ii) any interest on any Loan, any fee under any Loan Document or any other Obligation under any Loan Document (other than those set forth in clause (i) above) and, in the case of this clause (ii), such non-payment continues for a period of 3 Business Days after the due date therefor; or

(b)                                 any representation, warranty or certification made or deemed made by or on behalf of any Loan Party in any Loan Document or by or on behalf of any Loan Party (or any Responsible Officer thereof) in connection with any Loan Document (including in any document delivered in connection with any Loan Document) shall prove to have been incorrect in any material respect when made or deemed made; or

(c)                                  any Loan Party shall fail to comply with (i) any provision of Article V (Financial Covenants), Section 6.1 (Financial Statements) and the continuation of such failure in respect of Section 6.1 for 5 days, 6.2(a)(i) (Other Events), 7.1(a) (Maintenance of Corporate Existence), 7.9 (Use of Proceeds) or Article VIII (Negative Covenants) or (ii) any other provision of any Loan Document if, in the case of this clause (ii), such failure shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

(d)                                 (i) any Group Member shall fail to make any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness of any Group Member (other than the Obligations) and, in each case, such failure relates to Indebtedness having a principal amount of $5,000,000 or more, (ii) any other event shall occur or condition shall exist under any Contractual Obligation relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e)                                  (i) any Group Member shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Group Member seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) any Group Member, either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Group Member shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above; or

(f)                                    one or more final judgments, orders or decrees (or other similar process) shall be rendered against any Group Member (i) involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Group Member, to the extent the relevant insurer has not denied coverage therefor) in excess of $5,000,000 and (ii) such judgment, order or decree shall not have been vacated or discharged for a period of 30 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof; or

(g)                                 except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent or as otherwise expressly permitted under any Loan Document, (i) any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, any Loan Party party thereto or (ii) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any material portion of the Collateral purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document (other than as a result of any failure by the Administrative Agent to maintain possession of certificates or instruments delivered to it or to file continuation statements for UCC-1 financing statements filed on its behalf), or any Group Member shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred; or

(h)                                 there shall occur any Change of Control.

Section 9.2                                      Remedies. During the continuance of any Event of Default, the Administrative Agent may, and, at the request of the Required Lenders, shall, in each case by notice to the Borrower and in addition to any other right or remedy provided under any Loan Document or by any applicable Requirement of Law, do each of the following:  (a) declare all or any portion of the Commitments terminated, whereupon the Commitments shall immediately be reduced by such portion or, in the case of a termination in whole, shall terminate together with any obligation any Lender may have hereunder to make any Loan and any L/C Issuer may have hereunder to Issue any Letter of Credit or (b) declare immediately due and payable all or part of any Obligation under any Loan Document (including any accrued but unpaid interest thereon), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by Holdings and the Borrower (and, to the extent provided in any other Loan Document, other Loan Parties); provided, however, that, effective immediately upon the occurrence of the Events of Default specified in Section 9.1(e)(ii), (x) the Commitments of each Lender to make Loans and the commitment of each L/C Issuer to Issue Letters of Credit shall each automatically be terminated and (y) each Obligation under any Loan Document (including in each case any accrued all accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by Holdings and the Borrower (and, to the extent provided in any other Loan Document, any other Loan Party).

Section 9.3                                      Actions in Respect of Letters of Credit. At any time (i) upon the Revolving Credit Termination Date, (ii) after the Revolving Credit Termination Date when the aggregate funds on deposit in L/C Cash Collateral Accounts shall be less than 102% of the L/C Obligations for all Letters of Credit at such time and (iii) as required by Section 2.12(c), the Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.11, for deposit in a L/C Cash Collateral Account, the amount required so that, after such payment, the aggregate funds on deposit in the L/C Cash Collateral Accounts at least equals 102% of the L/C Obligations for all Letters of Credit at such time (not to exceed, in the case of clause (iii) above, the payment to be applied pursuant to Section 2.12 to provide cash collateral for Letters of Credit).

ARTICLE X

THE ADMINISTRATIVE AGENT

Section 10.1                                Appointment and Duties. (a) Appointment of Administrative Agent. Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Administrative Agent pursuant to Section 10.9) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Group Member, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)                                 Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 9.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 9.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is reasonably necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for the Administrative Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)                                  Limited Duties. Under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders and the L/C Issuers (except to the limited extent provided in Section 2.14(b) with respect to the Register and in Section 10.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender and L/C Issuer hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

Section 10.2                                Binding Effect. Each Lender and each L/C Issuer agrees that (a) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (b) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (c) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 10.3                                Use of Discretion. (a) No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)                                 Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

Section 10.4                                Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article X to the extent provided by the Administrative Agent.

Section 10.5                                Reliance and Liability. (a) The Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2(e), (ii) rely on the Register to the extent set forth in Section 2.14, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case reasonably believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)                                 None of the Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender, L/C Issuer, Holdings and the Borrower hereby waive and shall not assert (and each of Holdings and the Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

(i)                                     shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii)                                  shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)                               makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent), in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

(iv)                              shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any other Loan Party, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer, Holdings and the Borrower hereby waives and agrees not to assert (and each of Holdings and the Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

Section 10.6                                Administrative Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting the Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Credit Lender”, “Term Loan Lender”, “Required Lender”, “Required Revolving Credit Lender” and “Required Term Loan Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Credit Lender, Term Loan Lender or as one of the Required Lenders, Required Revolving Credit Lenders or Required Term Loan Lenders respectively. Each Lender understands that the Administrative Agent or an Affiliate thereof is purchasing on the Closing Date Stock of Holdings representing approximately 1% of the issued and outstanding Stock, as of the Closing Date, thereof.

Section 10.7                                Lender Credit Decision. Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon the Administrative Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by the Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

Section 10.8                                Expenses; Indemnities. (a) Each Lender agrees to reimburse the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party) promptly upon demand for such Lender’s Pro Rata Share with respect to the Facilities of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by the Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)                                 Each Lender further agrees to indemnify the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party), from and against such Lender’s aggregate Pro Rata Share with respect to the Facilities of the Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

Section 10.9                                Resignation of Administrative Agent or L/C Issuer. (a) The Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if not such date is set forth therein, upon the date such notice shall be effective. If the Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent. If, within 30 days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Default.

(b)                                 Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 10.3, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

(c)                                  Any L/C Issuer may resign at any time by delivering notice of such resignation to the Administrative Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

Section 10.10                          Release of Collateral or Guarantors. Each Lender and L/C Issuer hereby consents to the release and hereby directs the Administrative Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)                                  any Subsidiary of the Borrower from its guaranty of any Obligation of any Loan Party if all of the Securities of such Subsidiary owned by all Group Members are Sold in a Sale or Sales permitted under the Loan Documents (including pursuant to a waiver or consent); and

(b)                                 any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is Sold by a Loan Party in a Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any property subject to a Lien permitted hereunder in reliance upon Section 8.2(d) or (g) or, as it pertains to Section 8.2(c) or (d), Section 8.2(e) and (iii) all of the Collateral and all Loan Parties, upon (A) termination of the Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (other than, while no acceleration of the Obligations under the Loan Documents has occurred, Obligations under Secured Hedging Agreements), and (C) deposit of cash collateral with respect to all contingent Obligations (or, in the case of any L/C Obligation to which the Administrative Agent has given its approval, a back-up letter of credit in form and substance reasonably satisfactory to the Administrative Agent has been issued), in amounts and on terms and conditions and with parties reasonably satisfactory to the Administrative Agent and each Indemnitee that is owed such Obligations.

Each Lender and L/C Issuer hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and release (or subordinate as applicable) Liens when and as directed in this Section 10.10.

Section 10.11                          Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) Section 2. 13, this Article X, Section 11.8 (Right of Setoff), Section 11.9 (Sharing of Payments) and Section 11.20 (Confidentiality) and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 10.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (b) each of the Administrative Agent, the Lenders and the L/C Issuers shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

Section 10.12                          Co-Agents. None of the Lenders identified on the facing page, in the preamble or on the signature pages of this Agreement or any related document as “syndication agent”, “lead arranger” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified as “syndication agent”, “lead arranger” or “bookrunner” shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XI

MISCELLANEOUS

Section 11.1                                Amendments, Waivers, Etc. (a) No amendment or waiver of any provision of any Loan Document (other than the Fee Letter, the Control Agreements and the L/C Reimbursement Agreements) and no consent to any departure by any Loan Party therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by the Administrative Agent and the Borrower and any other Loan Party directly affected thereby, (2) in the case of any other waiver or consent, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and (3) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower; provided, however, that no amendment, consent or waiver described in clause (2) or (3) above shall, unless in writing and signed by each Lender directly affected thereby (or by the Administrative Agent with the consent of such Lender), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, do any of the following:

(i)                                     waive any condition specified in Section 3.1, except any condition referring to any other provision of any Loan Document;

(ii)                                  increase the Commitment of such Lender or subject such Lender to any additional obligation;

(iii)                               reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of the Borrower to repay (whether or not on a fixed date), any outstanding Loan owing to such Lender, (B) any fee or accrued interest payable to such Lender or (C) if such Lender is a Revolving Credit Lender, any L/C Reimbursement Obligation or any obligation of the Borrower to repay (whether or not on a fixed date) any L/C Reimbursement Obligation; provided, however, that this clause (iii) does not apply to (x) any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase or (y) any modification to any financial covenant set forth in Article V or in any definition set forth therein or principally used therein;

(iv)                              waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Loan or fee owing to such Lender or for the reduction of such Lender’s Commitment; provided, however, that this clause (iv) does not apply to any change to mandatory prepayments, including those required under Section 2.8, or to the application of any payment, including as set forth in Section 2.12;

(v)                                 except as provided in Section 10.10, release all or substantially all of the Collateral or any Guarantor from its guaranty of any Obligation of the Borrower;

(vi)                              reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders”, “Pro Rata Share” or “Pro Rata Outstandings”; or

(vii)                           amend Section 10.10 (Release of Collateral or Guarantor), Section 11.9 (Sharing of Payments) or this Section 11.1;

and provided, further, that (x)(A) any waiver of any payment applied pursuant to Section 2.12(b) (Application of Mandatory Prepayments) to, and any modification of the application of any such payment to, (1) the Term Loans shall require the consent of the Required Term Loan Lenders and (2) the Revolving Loans shall require the consent of the Required Revolving Credit Lenders, (B) any change to the definition of the term “Required Term Loan Lender” shall require the consent of the Required Term Loan Lenders and (C) any change to the definition of the term

“Required Revolving Credit Lender” shall require the consent of the Required Revolving Credit Lenders, and (y) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, the Administrative Agent (or otherwise modify any provision of Article X or the application thereof), the Swingline Lender, any L/C Issuer or any SPV that has been granted an option pursuant to Section 11.2(f) unless in writing and signed by the Administrative Agent, the Swingline Lender, such L/C Issuer or, as the case may be, such SPV in addition to any signature otherwise required.

(b)                                 Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 11.2                                Assignments and Participations; Binding Effect. (a) Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender and L/C Issuer that such Lender or L/C Issuer has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Borrower (in each case except for Article X), the Administrative Agent, each Lender and L/C Issuer and, to the extent provided in Section 10.11, each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 10.9), none of Holdings, the Borrower, any L/C Issuer or the Administrative Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)                                 Right to Assign. Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent and, as long as no Event of Default is continuing, the Borrower; provided, however, that (x) such Sales do not have to be ratable between the Facilities but must be ratable among the obligations owing to and owed by such Lender with respect to a Facility and (y) for each Facility, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and L/C Obligations subject to any such Sale shall be an integral multiple of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such Facility or is made with the prior consent of the Borrower and the Administrative Agent.

(c)                                  Procedure. The parties to each Sale made in reliance on clause (b) above (other than assignments to an Affiliate or Approved Fund of a Lender or those described in clause (e) or (f) below) shall execute and deliver to the Administrative Agent (which shall keep a copy thereof) an Assignment, together with any existing Note subject to such Sale (or any affidavit of loss therefor reasonably acceptable to the Administrative Agent), any tax forms required to be delivered pursuant to Section 2.17(g) and payment by the assignee of an assignment fee in the amount of $3,500. Upon receipt of all the foregoing, and conditioned upon such receipt and upon the Administrative Agent and, as long as no Event of Default is continuing, the Borrower consenting to such Assignment (which consent from the Borrower shall not be unreasonably withheld), from and after the effective date specified in such Assignment, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)                                 Effectiveness. Effective upon the entry of such record in the Register, (i) such assignee shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article X, Section 11.8 (Right of Setoff) and Section 11.9 (Sharing of Payments) to the extent provided in Section 10.11 (Additional Secured Parties)).

(e)                                  Grant of Security Interests. In addition to the other rights provided in this Section 11.2, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Securities by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)                                    Participants and SPVs. In addition to the other rights provided in this Section 11.2, each Lender may, (x) with notice to the Administrative Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Administrative Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 2.16 (Breakage Costs; Increased Costs; Capital Requirements) and 2.17 (Taxes), but only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 2.17(g) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (iii) and (iv) of Section 11.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 11.1(a)(v) (or amendments, consents and waivers with respect to Section 10.10 to release all or substantially all of the Collateral). No party hereto shall institute against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

Section 11.3                                Costs and Expenses. Any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the reasonable request of any Secured Party, shall be at the expense of such Loan Party, and no Secured Party shall be required under any Loan Document to reimburse any Loan Party or Group Member therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse upon demand (a) the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including the reasonable fees, charges and disbursements of one legal counsel to the Administrative Agent or such Related Persons (and such local counsel as the Administrative Agent may reasonably retain), reasonable fees, costs and expenses incurred in connection with Intralinks® or any other E-System and allocated to the Facilities by the Administrative Agent in its reasonable discretion and reasonable fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons, (b) the Administrative Agent for all reasonable costs and expenses incurred by it or any of its Related

Persons in connection with internal audit reviews, field examinations and Collateral examinations required by the terms of this Agreement (which shall be reimbursed, in addition to the reasonable out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Administrative Agent for its examiners) and (c) each of the Administrative Agent, its Related Persons, and each Lender and L/C Issuer for all reasonable costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Group Member, Loan Document, Obligation or Related Transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including reasonable fees and disbursements of counsel (including reasonable allocated costs of internal counsel).

Section 11.4                                Indemnities. (a) The Borrower agrees to indemnify, hold harmless and defend the Administrative Agent, each Lender, each L/C Issuer, each Person (other than the Borrower) party to a Secured Hedging Agreement, each Person that each L/C Issuer causes to Issue Letters of Credit hereunder and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Related Document, any Disclosure Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any Related Transaction, or any securities filing of, or with respect to, any Group Member, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of the Acquired Company, any Group Member or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of Securities or creditors (and including reasonable attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 11.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non appealable judgment or order. Furthermore, each of Holdings and the Borrower waives and agrees not to assert against any Indemnitee, and shall cause each other Loan Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

(b)                                 Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Related Person or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Related Person, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee in possession, the successor-in-interest to any Related Person or the owner or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to any Loan Party and (ii) are attributable solely to acts of such Indemnitee.

Section 11.5                                Survival. Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document (including pursuant to Section 2.17 (Taxes), Section 2.16 (Breakage Costs; Increased Costs; Capital Requirements), Article X (The Administrative Agent), Section 11.3 (Costs and Expenses), Section 11.4 (Indemnities) or this Section 11.5) and all representations and warranties made in any Loan Document shall (A) survive the termination of the Commitments and the payment in full of other Obligations and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

Section 11.6                                Limitation of Liability for Certain Damages. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of Holdings and the Borrower hereby waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.7                                Lender-Creditor Relationship. The relationship between the Lenders, the L/C Issuers and the Administrative Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of lender and creditor. No Secured Party has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Loan Parties by virtue of, any Loan Document or any transaction contemplated therein.

Section 11.8                                Right of Setoff. Each of the Administrative Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by Holdings and the Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Administrative Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of Holdings or the Borrower against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each of the Administrative Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower and the

Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 11.8 are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent, the Lenders and the L/C Issuers and their Affiliates and other Secured Parties may have.

Section 11.9                                Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Sections 2.16 (Breakage Costs; Increased Costs; Capital Requirements), 2.17 (Taxes) and 2.18 (Substitution of Lenders) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by the Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 11.10                          Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Loan Party or any other party or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 11.11                          Notices. (a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) if to Holdings or the Borrower, to it c/o Duff & Phelps, LLC, 909 Third Avenue, 12th Floor, New York, NY 10022, Attention: Jacob L. Silverman, Tel: (212) 450-2880, Fax: (212) 450-2801, with copies to Vester Capital Partners, 245 Park Avenue, 41st Floor, New York, New York 10167, Attention:  Jack Feder, Tel:  (212) 351-1630, Fax:  (212) 808-4922, and Vester Capital Partners, 1225 17th Street, Suite 1660, Denver, Colorado 80202, Attention:  John R. Woodard, Tel:  (303) 294-1821, Fax:  (303) 294-1837 (B) if to the Administrative Agent or the Swingline Lender, to General Electric Capital

Corporation, 299 Park Avenue, New York, NY  10171, Attention:  Duff & Phelps, Account Officer, Tel:  (646) 428-8000, Fax:  (646) 428-7297, with copies to: General Electric Capital Corporation, 299 Park Avenue, New York, NY  10171, Attention: Counsel; Global Sponsor Finance, Tel: (646) 428-7221, Fax: (646) 428-7297; and King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036, Attention: Robert S. Finley, Tel: (212) 556-2142, Fax: (212) 556-2222 and (C) otherwise to the party to be notified at its address specified opposite its name on Schedule II or on the signature page of any applicable Assignment, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to (866) 545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Administrative Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of the Administrative Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, the Administrative Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower and the Administrative Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b)                                 Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to the Administrative Agent pursuant to Article II or Article X shall be effective until received by the Administrative Agent.

Section 11.12                          Electronic Transmissions. (a) Authorization. Subject to the provisions of Section 11.11(a), each of the Administrative Agent, the Borrower, the Lenders, the L/C Issuers and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each of Holdings, the Borrower and each Secured Party hereby acknowledges and agrees, and each of Holdings and the Borrower shall cause each other Group Member to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)                                 Signatures. Subject to the provisions of Section 11.11(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and Loan Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)                                  Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 11.11 and this Section 11.12, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Secured Parties and Group Members in connection with the use of such E-System.

(d)                                 LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION, AND EACH DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of Holdings, the Borrower and each Secured Party agrees (and each of Holdings and the Borrower shall cause each other Loan Party to agree) that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

Section 11.13                          Governing Law. This Agreement, each other Loan Document that does not expressly set forth its applicable law, and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 11.14                          Jurisdiction. (a) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each of Holdings and the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(b)                                 Service of Process. Each of Holdings and Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified in Section 11.11 (and shall be effective when such mailing shall be effective, as provided therein). Each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)                                  Non-Exclusive Jurisdiction. Nothing contained in this Section 11.14 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

Section 11.15                          WAIVER OF JURY TRIAL. Each party hereto hereby irrevocably waives trial by jury in any suit, action or proceeding with respect to, or directly or indirectly arising out of, under or in connection with, any Loan Document or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). Each party hereto (A) certifies that no other party and no Related Person of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into the Loan Documents, as applicable, by the mutual waivers and certifications in this Section 11.15.

Section 11.16                          Severability. Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

Section 11.17                          Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 11.18                          Entire Agreement. The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving any Loan Party and any of the Administrative Agent, any Lender or any L/C Issuer or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern (unless such terms of such other

Loan Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).

Section 11.19                          Use of Name. Each of Holdings and the Borrower agrees, and shall cause each other Loan Party to agree, that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of the Securities of any Loan Party) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which the Secured Parties are party without at least 2 Business Days’ prior notice to GE Capital and without the prior consent of GE Capital except to the extent required to do so under applicable Requirements of Law.

Section 11.20                          Non-Public Information; Confidentiality. (a) Each Lender and L/C Issuer acknowledges and agrees that it may receive material non-public information hereunder concerning the Loan Parties and their Affiliates and Securities and agrees to use such information in compliance with all relevant policies, procedures and Contractual Obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b)                                 Each Lender, L/C Issuer and the Administrative Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Loan Party as confidential, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or the Administrative Agent, as the case may be, or to any Person that any L/C Issuer causes to Issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender, L/C Issuer or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than any Loan Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Loan Parties consent to the publication of such tombstone or other advertising materials by the Administrative Agent, any Lender, any L/C Issuer or any of their Related Persons), (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify borrowers, (vii) to current or prospective assignees, SPVs that are grantees of any option described in Section 11.2(f) or participants, direct or contractual counterparties to any Hedging Agreement permitted hereunder and to their respective Related Persons, in each case to the extent such assignees, SPVs, participants, counterparties or Related Persons agree to be bound by the provisions of this Section 11.20 and (viii) in connection with the exercise of any remedy under any Loan Document. In the event of any conflict between the terms of this Section 11.20 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 11.20 shall govern.

Section 11.21                          Patriot Act Notice. Each Lender subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies the Borrower that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies the Borrower, including the name and address of the Borrower and other information allowing such Lender to identify the Borrower in accordance with such act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DUFF & PHELPS, LLC
as Borrower

By:	/s/ Noah Gottdiener
Name: Noah Gottdiener
Title: CEO

DUFF & PHELPS ACQUISITIONS, LLC
as Holdings

By: DUFF & PHELPS HOLDINGS LLC
its Member

By:	/s/ Noah Gottdiener
Name: Noah Gottdiener
Title: CEO

GENERAL ELECTRIC CAPITAL CORPORATION
as Administrative Agent, L/C Issuer, Swingline Lender and Lender

By:	/s/ Michelle Handy
Name: Michelle Handy
Title: Duly Authorized Signatory

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Emily Eigel
Name: Emily Eigel
Title: Loan Officer